Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

OCA ACQUISITION CORP.,

POWR MERGER SUB, LLC,

and

POWERMERS SMART INDUSTRIES, INC.

dated as of

December 21, 2023

i

Exhibits and Schedules

Exhibit A	–	Note Purchase Agreement
Exhibit B	–	Sponsor Support Agreement
Exhibit C	–	Company Stockholders Support Agreement
Exhibit D	–	Insider Subscription Agreements
Exhibit E	–	Pro Forma Capitalization

Schedule 1.01(a)	–	Liens
Schedule 1.01(b)	–	Permitted Payments
Schedule 1.04(a)	–	Knowledge of the Company Parties
Schedule 1.04(b)	–	Knowledge of the Acquirer
Schedule 4.02	–	Subsidiaries
Schedule 4.04	–	No Conflict
Schedule 4.05	–	Governmental Authorities
Schedule 4.06(a)	–	Authorized Capital Stock of Company
Schedule 4.06(c)	–	Equity Securities of the Company
Schedule 4.07(c)	–	Equity Securities in any Person
Schedule 4.08	–	Financial Statements
Schedule 4.09	–	Absence of Certain Changes
Schedule 4.11	–	Litigation and Proceedings
Schedule 4.13(a)	–	Contracts
Schedule 4.14	–	Company Benefit Plan
Schedule 4.17	–	Insurance Policies
Schedule 4.18(a)	–	Real Property
Schedule 4.19(a)	–	Intellectual Property Registrations
Schedule 4.19(b)	–	Exceptions to Intellectual Property Registrations
Schedule 4.21	–	Brokers’ Fees
Schedule 4.22	–	Contracts
Schedule 4.24(a)	–	Top Customers
Schedule 4.24(b)	–	Top Suppliers
Schedule 4.25(a)	–	Acquisitions and Acquisition Contracts
Schedule 4.25(b)	–	Earnouts
Schedule 4.28	–	Restrictions on Business Activities
Schedule 5.02	–	Subsidiaries
Schedule 5.03(b)	–	Acquiror Stockholder Matters
Schedule 5.07	–	Governmental Authorities
Schedule 5.11	–	Brokers’ Fees
Schedule 5.13(c)	–	Other Transaction Agreements
Schedule 5.13(d)	–	No Liabilities
Schedule 5.16	–	Contracts
Schedule 5.17(a)	–	Equity Securities Outstanding
Schedule 5.17(a)(i)	–	Issued and Outstanding Acquiror Equity Securities & Warrants
Schedule 5.17(a)(ii)	–	Acquiror Preferred Stock
Schedule 5.22	–	Restrictions on Business Activities
Schedule 6.01	–	Conduct of Business
Schedule 6.01(q)	–	Company’s Annual Capital Expenditures
Schedule 6.07	–	Repayment of Employee Loans
Schedule 7.01	–	Conduct of Acquiror During the Interim Period
Schedule 8.01(a)	–	Competition Authorities – Jurisdictions
Schedule 8.06	–	Post-Closing Directors and Officers
Schedule 9.02(f)	–	Assignment and Transfer of Material Contracts to PRC Subsidiaries
Schedule 9.02(h)	–	Consummation of Acquisitions
Schedule 9.02(i)	–	Legal Title to Real Property
Schedule 10.01(c)	–	Governmental Authorities

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 21, 2023, by and among OCA Acquisition Corp., a Delaware corporation (“Acquiror”), Powermers Smart Industries, Inc., a Delaware corporation (the “Company”), and POWR Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub” and together with the Company, the “Company Parties” and each of the Company and Merger Sub a “Company Party”). Acquiror, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination (as defined below);

WHEREAS, the Company owns 100% of the issued and outstanding limited liability company interests of Merger Sub;

WHEREAS, prior to the Closing Date, the Company shall have taken all necessary corporate action to effectuate a restructuring (“Company Restructuring”) of its outstanding Company Common Stock (as defined below) to reflect the ownership set forth on Schedule 4.06 and thereafter to effectuate a stock split, such that on the Closing Date and prior to the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will convert into a number of newly issued shares of Company Common Stock as determined in accordance with Schedule A (the “Stock Split”);

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), on the Closing Date, immediately following the consummation of the Stock Split, Merger Sub will merge with and into Acquiror (the “Merger”), with Acquiror being the surviving corporation of the Merger (Acquiror, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Acquisition Entity”) and each share of Acquiror Common Stock shall convert into one share of Company Common Stock;

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that (A) the Stock Split will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror and the Company, as applicable, are parties under Section 368(b) of the Code, and that this Agreement be, and hereby is, adopted as a separate “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations for the Stock Split, and (B) the Merger, together with the Stock Split and the Note Conversion, be treated as an exchange described in Section 351(a) of the Code;

WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions (as defined below), including the Merger, in accordance with the DGCL, on the terms and subject to the conditions of this Agreement, (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Account (as defined below) not including deferred underwriting discounts and commissions, and (iv) adopted a resolution recommending to its stockholders the approval of the Acquiror Stockholder Matters (as defined below) (the “Acquiror Board Recommendation”);

WHEREAS, the Company, as the sole member of Merger Sub, has approved this Agreement and the Transactions, including the Merger;

WHEREAS, the board of directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, including the Merger, in accordance with the DGCL and the DLLCA, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending this Agreement and the Transactions, including the Merger, be adopted and approved by the stockholders of the Company (the “Company Stockholders”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor (as defined below), certain Affiliates of the Sponsor (the “Sponsor Affiliate Investors”) and the Company have executed and delivered the Note Purchase Agreement attached hereto as Exhibit A (the “Note Purchase Agreement”), which provides, among other things, that the Sponsor and the Sponsor Affiliate Investors shall make an investment in the aggregate amount of $8,000,000 (the “Convertible Note Investment”), with $3,000,000 funded on the date hereof and $5,000,000 funded within 10 business days of the receipt of initial comments from the SEC related to the filing of the Registration Statement, into the Company pursuant to convertible promissory notes (the “Convertible Notes”), and pursuant to the terms and conditions thereof, the Convertible Notes, to the extent outstanding as of immediately prior to the Effective Time, shall convert into shares of Company Common Stock after the consummation of the Stock Split and immediately prior to the Effective Time (the “Note Conversion”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor Affiliate Investors and Acquiror have executed and delivered the subscription agreements, substantially in the form attached hereto as Exhibit D (the “Insider Subscription Agreements”), pursuant to which, among other things, the Sponsor and the Sponsor Affiliate Investors agree to subscribe for and accept, and the Acquiror is agreeing to issue in the aggregate to the Sponsor and the Sponsor Affiliate Investors, on the Closing Date (immediately prior to the Effective Time), 200,000 shares of Acquiror Class A Common Stock in exchange for a subscription price of $10.00 per share of Acquiror Class A Common Stock, for an aggregate investment amount of $2,000,000 (the “Insider PIPE Investment” and, together with the Convertible Note Investment, the “Investment”), on the terms and subject to the conditions set forth in the Insider Subscription Agreements;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, the Sponsor Affiliate Investors, the Acquiror and the Company have executed and delivered the Sponsor Support Agreement attached hereto as Exhibit B (the “Sponsor Support Agreement”), which provides, among other things, that (i) the Sponsor and the Sponsor Affiliate Investors shall vote all the shares of Acquiror Common Stock beneficially owned by them in favor of the Acquiror Stockholder Matters and the Extension Proposal (as defined below), (ii) effective as of immediately prior to the Effective Time, the Sponsor shall forfeit and surrender to Acquiror for cancellation all but 4,500,000 of the Acquiror Warrants then held by it (exclusive of any Acquiror Warrants purchased by the Sponsor in the open market and warrants described in the immediately following clause (iii)), (iii) effective as of immediately prior to the Effective Time, the Sponsor shall convert all outstanding loans made to Acquiror into warrants to purchase Acquiror Class A Common Stock; (iv) the Sponsor shall be responsible for any necessary capital contributions, stockholder inducements or other incentives necessary to effectuate the Extension Proposal, and (v) the Sponsor shall use its best efforts to facilitate the PIPE Investment (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain of the Company Stockholders, Acquiror and the Company have executed and delivered the Company Stockholder Support Agreement attached hereto as Exhibit C (the “Company Stockholders Support Agreement”), providing that, among other things, such Company Stockholders will vote their shares of Company Common Stock in favor of this Agreement, the Merger and the other Transactions contemplated by this Agreement;

WHEREAS, in connection with the consummation of the Merger, the Company, certain of the Company Stockholders, Sponsor, the Sponsor Affiliate Investors and certain other Persons shall enter into a registration rights agreement substantially in the form to be agreed by the Parties (the “Registration Rights Agreement”), pursuant to which, among other things, the Company Stockholders, Sponsor, the Sponsor Affiliate Investors and certain other Persons will be granted certain registration rights with respect to their respective shares of Company Common Stock; and

WHEREAS, in connection with the consummation of the Merger, Acquiror, Sponsor, certain of the Company Stockholders and certain other Persons will enter into a lockup agreement in the form to be agreed by the Parties (the “Lockup Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
Certain Definitions

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Material Adverse Effect” means any change, event, occurrence, effect or circumstance that, individually or in the aggregate, would or would reasonably be expected to (i) prevent, materially delay or materially impede the performance by Acquiror of its obligations under this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, or (ii) otherwise have a material adverse effect on the Transactions or on the Company and its Subsidiaries, taken as a whole, after the Closing; provided, however, that none of the the matters (or the effects of any of them) described in clauses (a) through (j) of the definition of Company Material Adverse Effect (which shall apply as to Acquiror, mutatis mutandis), alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or will be, an Acquiror Material Adverse Effect with respect to clause (ii) above, except, in the case of clauses (a), (b), (c), (g) or (h) thereof, if any such change, event or effect has a disproportionate and adverse effect on Acquiror relative to other similarly situated blank check companies.

“Acquiror Organizational Documents” means Acquiror’s Certificate of Incorporation and bylaws, each as amended.

“Acquiror Stockholder Matters” means (i) the adoption and approval of this Agreement and the Transactions, including the Merger, (ii) the approval of the issuance of the Acquiror Class A Common Stock in connection with the Insider PIPE Investment (and, if applicable, the PIPE Investment) as required by Nasdaq listing requirements; (iii) the adoption and approval of each other proposal that the SEC or the applicable Stock Exchange (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement and Proxy Statement or in correspondence related thereto; (iv) the adoption and approval of each other proposal reasonably agreed to by Acquiror and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements, and (v) the adoption and approval of a proposal for the adjournment of the Special Meeting if additional time is necessary to consummate the Transactions for any reason, including, for avoidance of doubt, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, or to allow reasonable time for the board of directors of Acquiror to accept reversals of elections to redeem shares of Acquiror Class A Common Stock by the Acquiror Stockholders (as defined below), provided that a Special Meeting is reconvened as promptly as practical thereafter.

“Acquiror Stockholder Redemption” means the redemption of Acquiror Class A Common Stock in accordance with the terms of the Acquiror Organizational Documents.

“Acquiror Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to the Company pursuant to the terms of this Agreement or any other Transaction Document) by, Acquiror and/or Sponsor in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Document, the performance of its covenants or agreements in this Agreement or any other Transaction Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents or other agents or service providers of Acquiror and/or Sponsor, (b) 100% of any filing fees related to the Registration Statement and Proxy Statement, and any fees relating to any filings under Competition Laws (including HSR) or Investment Screening Laws, (c) 100% of any filing fees, legal fees and disbursements, accountings fees, and other costs, and expenses related to the Extension Proxy Statement and (d) any other fees, expenses, commissions or other amounts that are expressly allocated to Acquiror pursuant to this Agreement or any other Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Acquiror Transaction Expenses shall not include any Company Transaction Expenses.

“Acquiror Warrant” means each warrant to purchase one share of Acquiror Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Action” means any action, suit, complaint, demand, claim, charge, citation, notice of violation, audit, arbitration or other legal, judicial, regulatory or administrative proceeding (whether at law or in equity) by or before any Governmental Authority. References to “Action” shall include any inquiry or investigation.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided that, in no event shall the Company or any of its Subsidiaries be considered an Affiliate of any Portfolio Company of any Company Stockholder (other than the Company and its Subsidiaries) nor of any investment fund of any Company Stockholder nor shall any such portfolio company (other than the Company and its Subsidiaries) of any such investment fund be considered an Affiliate of the Company or any of its Subsidiaries.

“Affiliate Agreement” means any Contract between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, present or former stockholder of the Company, officer or director of the Company or its Subsidiaries, on the other hand, except in each case, for (i) Contracts for employment or fringe benefits or otherwise for compensation paid to directors, officers, employees and consultants consistent with previously established policies, (ii) Contracts for reimbursement of expenses incurred by directors, officers, employees and consultants in connection with their employment or service, (iii) Company Benefit Plans and Contracts entered into pursuant to Company Benefit Plans, and (iv) Contracts with Portfolio Companies, including, in each case, any Contract disclosed, or that should have been disclosed, on Schedule 4.22.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and any other applicable U.S. and non-U.S. Laws relating to the prevention of corruption or bribery, and (b) the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT Act (Pub. L. No. 107-56), and the Bank Secrecy Act (31 U.S.C. §§ 5311-5332), the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, and any other applicable U.S. and non-U.S. Laws related to terrorist financing or money laundering, including financial recordkeeping and reporting requirements mandated by such Laws.

“BIS” means the U.S. Department of Commerce’s Bureau of Industry and Security.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, as well as any related sections of such statute, and any regulations promulgated thereunder or requirements of the United States Small Business Administration, the United States Department of Treasury or the Federal Reserve with respect to such act, in each case as any may be further amended, and the related Paycheck Protection Program and Healthcare Enhancement Act of 2020 and Paycheck Protection Program Flexibility Act of 2020.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, as in effect on the date hereof.

“Closing Per Share Stock Consideration” means one share of Company Common Stock.

“Code” means the Internal Revenue Code of 1986.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Material Adverse Effect” means any change, event, occurrence, effect or circumstance whether known or unknown as of the date hereof, that, individually or in the aggregate, (i) would prevent, delay, impair or materially impede the ability of the Company to consummate the Merger or (ii) would or reasonably would be expected to have a materially adverse effect on the business, financial condition or results of operations of Company and its Subsidiaries (taken as a whole); provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” on or in respect of the Company and its Subsidiaries under clause (ii) of this definition: (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof after the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Company and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak, or any Law, directive, guidelines or recommendations issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak; (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement, including losses or threatened losses of customers, suppliers, vendors, distributors or others having relationships with the Company and its Subsidiaries resulting therefrom; (f) any action taken or not taken at the written request of Acquiror; (g) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (h) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (i) any failure of the Company or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (i) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (j) any action taken by Acquiror, the Sponsor or any of their respective Affiliates; or (k) any matter to which Acquiror has consented in writing; except, in the case of clauses (a), (b), (c), (g) or (h) above, if any such change, event or effect has a disproportionate and adverse effect on the Company and its Subsidiaries relative to other similarly situated businesses in the industries in which the Company and its Subsidiaries operate; provided that in determining whether a Company Material Adverse Effect has occurred or would occur, any rights to proceeds from insurance or other third party contribution or indemnification in respect of the event giving rise thereto available to the Company or its Subsidiaries shall be taken into account to the extent that such proceeds have been actually paid, or, with respect to insurance, the carrier has acknowledged that such event gives rise to a covered claim, to the Company or its Subsidiaries.

“Company Organizational Documents” means the Company’s certificate of incorporation and bylaws, each as amended, and each of its respective Subsidiaries’ certificate of formation or certificate of incorporation and bylaws or limited liability company agreement, or other organizational documents (including, for the avoidance of doubt, Merger Sub’s certificate of formation and limited liability company agreement), as applicable.

“Company Stockholder Approval” means the approval of the Merger by the Company as the sole stockholder of Merger Sub, pursuant to the Company Organizational Documents and Section 251 of the DGCL, and the adoption and approval of this Agreement and the Transactions by the written consent of the Company Stockholders, pursuant to the Company Organizational Documents.

“Company Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to Acquiror pursuant to the terms of this Agreement or any other Transaction Document) by, the Company Group in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Document, the performance of its covenants or agreements in this Agreement or any other Transaction Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents or other agents or service providers of the Company Group, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company Group pursuant to this Agreement or any other Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Company Transaction Expenses shall not include any Acquiror Transaction Expenses.

“Competition Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable, the Directorate General for Competition of the European Commission, and any other Governmental Authority that enforces Competition Laws in the jurisdictions set forth on Schedule 8.01(a).

“Competition Laws” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition, including all antitrust, competition, merger control and unfair competition Laws.

“Confidentiality Agreement” means the confidentiality agreement, dated as of August 11, 2023, by and between the Company and Acquiror (as amended, modified or supplemented from time to time).

“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Governmental Order or other authorization issued by or obtained from any Governmental Authority.

“Contracts” means any contract, agreement, license, sublicense, subcontract, lease, sublease, purchase order, note, indenture, mortgage, warrant, loan, instrument, obligation or other commitment, in each case, that is legally binding on the Person in question (including all amendment, supplements and modifications thereto).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health Organization or an industry group) in relation to, arising out of, in connection with or in response to an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guideline, recommendation or interpretation thereof.

“Data Protection Laws” means all applicable Laws pertaining to Processing of Personal Data, data protection, data privacy, data security, data breach notification, data localization or data transfers.

“Data Protection Requirements” means (i) Data Protection Laws and (ii) to the extent relating to the Processing of Personal Data, data protection, data security, data breach notification, data localization, or data transfers, (a) the Company’s or its Subsidiaries’ policies and notices, (b) industry standards to which the Company purports to be bound (including the Payment Card Industry Data Security Standard) and (c) Contracts to which the Company or any of its Subsidiaries are bound.

“Divested PRC Entities” means Shanghai Ares Hydrogen Energy Technology Co., Ltd. (上海翼龙集兆嘉能源有限公司), Shanghai Chixinhang Motors Co Ltd. (上海阿雷斯智行汽车有限公司), Hangzhou Ares Hydrogen Energy Technology Co., Ltd.(杭州阿雷斯氢能科技有限公司), Fujian Giga Hydrogen Energy Technology Co. Ltd., (福建集兆嘉氢能科技有限公司), Hainan Weixiang Hydrogen Energy Co., Limited (海南威享氢能科技有限公司) and Beijing Giga Beike New Energy Technology Co. Ltd. (北京集兆嘉北科新能源科技有限公司), which had been disposed of by the Company in 2022.

“DPA” means the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and its implementing regulations located at 31 C.F.R. Parts 800, 802.

“EAR” has the meaning specified in the definition of Trade Control Laws.

“Environmental Laws” means any and all Laws relating to pollution, protection of the environment (including endangered or threatened species or cultural, biological, archaeological or natural resources) or worker or public health and safety (solely to the extent related to exposure to Hazardous Materials), including those related to the manufacture, generation, use, storage, distribution, transport, importing, labeling, handling, Release, or cleanup of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) bonds, debentures, notes or other Indebtedness having the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) on any matters on which stockholders of such Person, in their capacity as such, would have the right to vote (“Voting Debt”), (iii) any securities of such Person convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iv) any warrants, calls, subscriptions, options or other rights (including preemptive rights) to subscribe for, purchase or acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, Voting Debt or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock, Voting Debt or other voting securities of, or other ownership interests in, such Person, or (v) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities, profit participation, equity-based awards, or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, such Person or any business, products or assets of such Person.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated), that, together with the Company or any of their respective Subsidiaries, is (or at the relevant time has been or would be) considered under common control, or treated as a single employer, under or within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Stockholders’ Meeting” means a special meeting of the stockholders of the Acquiror in accordance with the Acquiror Organizational Documents and the DGCL for the purpose of voting to approve the Extension Proposal.

“Fraud” means with respect to a Party, actual common law fraud with respect to the making of the express representations and warranties by such Party in Article IV or Article V, as applicable; provided, however, that such fraud of a Party shall only be deemed to exist if such Party had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a material misrepresentation with respect to the representations and warranties made by such Party in Article IV or Article V, as applicable, as qualified by the Schedules, and such material misrepresentation was made with the actual intention of deceiving another Party who is relying on such representation or warranty.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority, state-owned entity or public organization, or any person acting in an official capacity for or on behalf of any such Governmental Authority, state-owned entity or public organization.

“Governmental Authority” means any United States or foreign federal, national, state, provincial, municipal or local government or subdivision thereof, any authority, regulatory or administrative agency, commission, department, board, bureau or instrumentality thereof, any quasi-governmental authority, or any court, arbitral body (public or private) or tribunal of competent jurisdiction.

“Governmental Order” means any order, judgment, verdict, subpoena, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined, including as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), under, or for which standards of conduct or liability may be imposed pursuant to, Environmental Laws, including petroleum or any fraction or byproduct thereof, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person as of any time, and including any accrued and unpaid interest, other payment obligations (including prepayment and redemption premiums or penalties (if any), breakage costs, fees and other costs and expenses associated with repayment), and accrued and unpaid commitment fees thereon, the following obligations (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (including debt-like instruments) or debt securities, the payment of which such Person is responsible or liable for, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred and unpaid purchase price of property or services (excluding trade accounts payable in the ordinary course of business and any earn-out obligation until such earn-out obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and has not been paid more than 60 days after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and (g) all obligations in respect of leases that would be required to be capitalized in accordance with GAAP (expressly excluding the application of ASC 842).

“Intellectual Property” means all: (i) issued patents, patent applications (including divisionals, continuations, continuations-in-part, extensions, reexaminations and reissues thereof), and intellectual property rights in inventions (whether or not patentable or reduced to practice), (ii) trademarks, service marks, trade names, trade dress, slogans, and other indicia of origin, all goodwill associated with the foregoing, and all registrations, applications and renewals in connection therewith, (iii) copyrights, any other intellectual property rights in works of authorship, and all registrations applications, and renewals in connection therewith, (iv) internet domain names and social media handles, (v) rights in Software, computer applications, source code and object code, (vi) trade secrets and other rights in know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information and (vii) all other intellectual property rights of any kind or nature arising anywhere in the world.

“Intellectual Property Registrations” means all Intellectual Property that is issued by or registered or applied-for with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain name registrations, copyright registrations, issued and reissued patents, and pending applications for any of the foregoing, in each case, that is included in Owned Intellectual Property.

“Investment Screening Laws” means any applicable U.S. or foreign Laws intended to screen, prohibit or regulate foreign investments on public interest or national security grounds, including the DPA.

“IT Systems” means all software, computer and information technology systems, servers, networks, databases, computer hardware and equipment, information, records, communications equipment, telecommunications equipment, interfaces, platforms, and peripherals that are owned, used or controlled by or for the business of the Company or any of its Subsidiaries.

“ITAR” has the meaning specified in the definition of “Trade Control Laws.”

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Letters of Credit” means any obligation for the reimbursement of an obligor of any letter of credit, banker’s acceptance or similar Contract.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, encumbrance, charge, security interest, easement, condition, covenant, restriction, conditional sale or other title retention agreement, preemptive right, collateral assignment, option, right of first refusal, right of first offer, license, or other lien of any kind, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease, finance lease or title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing (other than, in the case of a security, any restriction on transfer of such security arising under securities Laws).

“NASDAQ” means the Nasdaq Stock Exchange.

“OFAC” has the meaning specified in the definition of Sanctions Laws.

“Open Source Software” means any (a) Software licensed or distributed as free software, open source software, or under similar licensing or distribution models (including under any Software licensed under a license approved by the Open Source Initiative at www.opensource.org), or (b) Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), Copyleft Software, Common Public License, the Artistic License (e.g., PERL), BSD, MIT, the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL), Affero General Public License (AGPL), the Sun Industry Source License (SISL), or the Apache Software License.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries, whether solely or jointly with others.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means all permits, licenses, franchises, approvals, consents, authorizations, registrations, certificates, variances, approvals and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions or that may thereafter be paid without penalty to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales Contracts (to the extent not concerning real property) and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) easements, covenants, rights of way and similar restrictions that (A) are matters of record, and (B) do not materially interfere with the present uses, occupancy, or value of such real property affected thereby, (v) non-exclusive licenses of Intellectual Property granted to customers entered into in the ordinary course of business consistent with past practices, (vi) Liens securing credit facilities existing as of the date of this Agreement or established in accordance with this Agreement, (vii) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet, (viii) Real Property Leases and leases of equipment or other personal property in the ordinary course of business consistent with past practices, (ix) Liens described on Schedule 1.01(a), and (x) Liens that do not materially impair the value or the continued use and operation of the personal property to which they relate.

“Permitted Payments” means each of the following: (a) any payment or transfer expressly required to be made pursuant to this Agreement, (b) any payment or transfer referred to in Schedule 1.01(b), (c) any payment or transfer with the prior written consent of Acquiror, (d) other than payments, transfers to or other transactions with any Stockholder Related Party, any payment to, transfer to or other transaction with, on arm’s length terms to a bona fide third party customer, supplier or vendor of the Company in the ordinary course of business consistent with applicable past practice, provided that, notwithstanding anything herein or otherwise to the contrary, (i) for purposes of this clause (d), the term “Stockholder Related Party” shall not include any Portfolio Companies, and (ii) for the avoidance of doubt, any such payments or transfers to any Portfolio Companies shall be considered, and be, Permitted Payments for all purposes hereunder (e) any payments (including in respect of interest, expense reimbursement, indemnities or otherwise) under the Contracts governing the Company’s or any of its Subsidiaries’ credit facilities existing as of the date of this Agreement (whether paid directly to the counterparties to such Contracts or indirectly through any Stockholder Related Party), (f) payment of any indemnification or insurance to (including payment of any insurance premiums on behalf of) any directors or officers of the Company or its Subsidiaries pursuant to the Company Organizational Documents or Contracts in effect as of the date hereof that have been disclosed to Acquiror and the reimbursement of any out-of-pocket expenses incurred by any directors and officers consistent with past practice, (g) any payment by the Company or its Subsidiaries in respect of salary or other ordinary course compensation, reimbursement or advancement of reasonable expenses, or other benefits due to an individual in his or her capacity as an employee or Service Provider of the Company or its Subsidiaries, in the ordinary course of business consistent with past practice and (h) any payments between the Company and any of its wholly-owned Subsidiaries.

“Person” means any individual, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Data” means any data or information (i) relating to an identified natural person (or information that, in combination with other information, could reasonably allow the identification of a natural person), including demographic, health, behavioral, biometric, financial, nonpublic, and geolocation information, IP addresses, employee information, and any other information defined as “personal data,” “personal information,” “personally identifiable information,” or any similar term under applicable Law or (ii) that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household, or device.

“Portfolio Company” means any “portfolio company” (as such terms is customarily used in the private equity industry) of any investment fund, investment vehicle or similar entity affiliated with, advised or managed by any Company Stockholder or any of their Affiliates.

“PRC” or “China” means the People’s Republic of China, which, for purposes of this Agreement, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Process” means, with respect to any data, information, or IT System, any operation or set of operations performed thereon, including access, collection, use, storage, maintenance, processing, recording, distribution, transfer, protection, modification, destruction, retrieval, disposal, sharing, or disclosure.

“Real Property” means, collectively, the Leased Real Property and Owned Real Property.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, abandonment, disposing or other release into, on, under or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Acquiror Stockholder Approval” means the approval of the Acquiror Stockholder Matters by the affirmative vote of the holders of the requisite number of shares of Acquiror Common Stock entitled to vote thereon, whether in person or by proxy at a Special Meeting (or any adjournment thereof), in accordance with the Acquiror Organizational Documents and applicable Law.

“Sanctioned Country” means any country or territory or government thereof that is the subject or target of Sanctions Laws or a comprehensive embargo under Trade Control Laws (currently, Cuba, Iran, North Korea, Syria, Venezuela and the Crimea region of Ukraine and the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person that is (or was at the relevant time) (i) the subject or target of Sanctions Laws or Trade Control Laws, (ii) listed on any restricted or prohibited party list under Sanctions Laws or Trade Control Laws, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, OFAC’s Non-SDN Communist Chinese Military Companies List, BIS’ Entity List, BIS’ Denied Persons List, BIS’ Unverified List, the UN Security Council Consolidated List, UK Consolidated Financial Sanctions List, and the EU Consolidated List; (iii) incorporated, organized, located, or resident in, or a national of, a Sanctioned Country; or (iv) in the aggregate, 50 percent or greater owned, directly or indirectly, or controlled by Person(s) described under clauses (i), (ii) or (iii).

“Sanctions Laws” means all U.S. and applicable non-U.S. economic or trade sanctions Laws, including those administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the United Kingdom, the European Union and each of its Member States, Canada, Singapore, and Japan.

“Schedules” means the disclosure schedules of the Company and its Subsidiaries or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign Governmental Authority and the rules and regulations promulgated thereunder.

“Service Provider” means any bona fide third-party service provider other than any Stockholder Related Party.

“Software” means all computer software (in object code or source code format), data and collections of data, and all information and manuals related to any of the foregoing.

“Sponsor” means OCA Acquisition Holdings, LLC, a Delaware limited liability company.

“Stock Exchange” means the New York Stock Exchange, New York Stock Exchange American, Nasdaq or any other national securities exchange.

“Stockholder Related Party” means the Company Stockholders and any Affiliate of any Company Stockholder, in each case other than the Company or its Subsidiaries. Notwithstanding anything herein to the contrary, in no event shall Stockholder Related Parties include (or be considered to include): (i) any limited partners or other direct or indirect investors in any investment fund affiliated with, advised or managed by any Company Stockholder or any of their respective Affiliates, or any of the respective Affiliates of any such limited partners or investors or (ii) any director, officer or employee of the Company or its Subsidiaries that is not otherwise affiliated with a Company Stockholder.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. For the avoidance of doubt, the Company’s “Subsidiaries” shall include Merger Sub.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, escheat or unclaimed property, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Trade Control Laws” means (a) all U.S. and non-U.S. Laws relating to customs or import Laws, export, reexport, transfer and retransfer control and trade Laws, including the Export Administration Regulations (“EAR”), the International Traffic in Arms Regulations (“ITAR”), the customs and import Laws administered by U.S. Customs and Border Protection, the EU Dual Use Regulation, UK Export Control Act 2002, and UK Export Control Order 2008, SI 2008/3231; (b) Laws relating to information technology and communication supply chain (including U.S. Executive Order 13873); and (c) U.S. Antiboycott Laws.

“Transaction Agreements” means this Agreement, the Lockup Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Registration Rights Agreement, the Company Stockholder Support Agreement and the Confidentiality Agreement (as defined above) and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Stock Split, the Investment, the PIPE Investment and the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Warrant Agreement” means the warrant agreement, dated as of January 14, 2021, by and between Acquiror and the Trustee.

“Willful Breach” means, with respect to a Party, a material breach of a representation, warranty, covenant or agreement set forth in this Agreement, as applicable, that is the consequence of a willful and intentional act or omission by such Party with the actual knowledge such Party that such act or omission would result in such a material breach.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

(b) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) The phrases “provided to Acquiror,” “delivered to Acquiror”, “furnished to Acquiror,” “made available to Acquiror” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to Acquiror no later than 5:00 p.m. on the day prior to the date of this Agreement (i) in the virtual “data room” maintained by Ansarada that has been set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(g) References to “$” or “dollar” or “US$” shall be references to Untied States dollars.

(h) all references to “or” shall be construed in the inclusive sense of “and/or.”

Section 1.03 Equitable Adjustments. Without limiting anything contained in this Agreement (including Section 6.01), if, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split or combination or exchange of shares, then any number or amount contained herein which is based upon the number of shares of Company Common Stock or shares of Acquiror Common Stock, will be appropriately adjusted to provide to the holders of Company Common Stock or the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that, for the avoidance of doubt, this Section 1.03 shall not be construed to permit Acquiror, the Company or the Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.03 shall not apply to the transactions expressly contemplated by this Agreement, including (a) the issuance of Acquiror Common Stock pursuant to (i) the Insider Subscription Agreements or (ii) the Subscription Agreements or (b) the issuance of Company Common Stock pursuant to (i) the Note Conversion, (ii) the Company Restructuring or (iii) the Stock Split.

Section 1.04 Knowledge. As used herein, (i) the phrase “to the Knowledge of” or “the Knowledge of” the Company shall mean the knowledge of the individuals identified on Schedule 1.04(a) and (ii) the phrase “to the Knowledge” or “the Knowledge of” of Acquiror shall mean the knowledge of the individuals identified on Schedule 1.04(b), in each case, as such individuals would have actually acquired in the exercise of a reasonable inquiry of his, her or their direct reports.

Article II
The Merger

Section 2.01 The Merger.

(a) At the Effective Time (as defined below), on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into Acquiror, following which the separate corporate existence of Merger Sub shall cease and Acquiror shall continue as the Surviving Acquisition Entity after the Merger and as a direct, wholly-owned subsidiary of the Company.

Section 2.02 Effective Time of Merger. On the terms and subject to the conditions set forth herein, at the Closing, immediately following the consummation of the Stock Split, the Acquiror and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger in the form to be agreed by the Parties pursuant to Section 8.01(a) (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and DLLCA, and the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Certificate of Merger, will be the effective time of and constitute the consummation of the Merger (the “Effective Time”).

Section 2.03 Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and Acquiror shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Acquisition Entity.

Section 2.04 Governing Documents. As of the Effective Time, the certificate of incorporation and bylaws of the Surviving Acquisition Entity shall be the certificate of incorporation and bylaws of Acquiror as in effect immediately prior to the Effective Time.

Section 2.05 Directors and Officers. Immediately after the Effective Time, (a) the individuals who constituted the board of directors of the Company as of immediately prior to the Effective Time shall constitute the board of directors of the Surviving Acquisition Entity and (b) the officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Acquisition Entity.

Section 2.06 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Acquisition Entity following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Acquiror and Merger Sub, the applicable directors, officers and members of the Acquiror and Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
Merger Consideration; Closing

Section 3.01 Effect of the Merger on Acquiror Common Stock. On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a) Each share of Acquiror Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be automatically cancelled and extinguished and collectively converted into the right to receive the Closing Per Share Stock Consideration, which shall be issued pursuant to Section 3.02(b). The anticipated pro forma capitalization of Acquiror after the Closing is set forth on Exhibit E attached hereto.

(b) All of the issued and outstanding limited liability company interests of Merger Sub shall be converted into and become one thousand (1,000) validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of the Surviving Acquisition Entity, which shall constitute 100% of the outstanding Equity Securities of the Surviving Acquisition Entity as of immediately following the Effective Time. From and after the Effective Time, all certificates representing the limited liability company interests of Merger Sub (if any) shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Acquisition Entity into which they were converted in accordance with the immediately preceding sentence.

(c) All shares of Acquiror Common Stock held in Acquiror’s treasury immediately prior to the Effective Time (“Excluded Shares”) shall be automatically cancelled and extinguished, and no consideration shall be paid or payable with respect thereto.

Section 3.02 Closing.

(a) Subject to the terms and conditions of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Graubard Miller, 405 Lexington Avenue, 44th Floor, New York, New York 10174 or electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the date that is two (2) Business Days following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) At the Closing and simultaneously with the Effective Time, the Company shall issue and deliver to each Acquiror Stockholder a number of shares of Company Common Stock equal to (i) the number of shares of Acquiror Common Stock owned by such Acquiror Stockholder immediately prior to the Effective Time, multiplied by (ii) the Closing Per Share Stock Consideration, which such shares shall be newly and validly issued, credited as fully paid, rank pari passu in all respects with the other shares of Company Common Stock and be free and clear of any Liens (other than generally applicable transfer restrictions under applicable securities Laws, and the restrictions under the Lockup Agreement) (the shares of Company Common Stock issued to the stockholders of Acquiror (“Acquiror Stockholders”) pursuant to this Section 3.02(b), collectively the “Closing Share Consideration”). The Closing Share Consideration so issued will be delivered in book entry form.

Section 3.03 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Acquiror, the Merger Sub, the Company, and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided that the Person intending to withhold shall use commercially reasonable efforts to provide advance notice to the Person to whom amounts would otherwise be payable (provided, however, that the notice requirement set forth in this Section 3.03 shall not apply to any withholding required under applicable Law as a result of a failure to deliver the forms described in Section 6.05), which notice shall include the anticipated amount of withholding and a description of the factual and legal basis therefor. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall reasonably cooperate to minimize the amount of any deductions or withholding.

Article IV

Representations and Warranties of the Company PARTIES

Except as set forth in the Schedules to this Agreement, the Company represents and warrants to Acquiror as of the date of this Agreement and as of the Closing Date as follows:

Section 4.01 Corporate Organization of the Company Parties. Each of the Company Parties has been duly incorporated or formed, is validly existing as a corporation or limited liability company and is in good standing under the Laws of the State of Delaware and has the corporate or limited liability company power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The Company has made available to Acquiror true and correct copies of the Company Organizational Documents as in effect as of the date hereof. Each of the Company Parties is duly licensed, registered or qualified and in good standing (or the equivalent thereof) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed, registered or qualified, except where failure to be so licensed, registered or qualified would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.02 Subsidiaries. The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization, are set forth on Schedule 4.02(a). The Subsidiaries of the Company have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is duly licensed, registered or qualified and in good standing (or the equivalent thereof) as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed, registered or qualified, except where the failure to be in good standing or so licensed, registered or qualified would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Schedule 4.02(b), Merger Sub has no direct or indirect Subsidiaries or participants in joint ventures or other entities, and does not own, directly or indirectly, any capital stock or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. The Company owns one hundred percent (100%) of the issued and outstanding membership interests of Merger Sub.

Section 4.03 Due Authorization. Each of the Company Parties has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the approvals described in Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of each Company Party, and no other corporate proceeding on the part of any Company Party is necessary to authorize this Agreement or any other Transaction Agreements or any Company Party’s performance hereunder or thereunder, other than the Company Stockholder Approval. This Agreement has been, and each such other Transaction Agreement to which such Company Party is a party (when executed and delivered by such Company Party) will be, duly and validly executed and delivered by such Company Party and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute, a valid and binding obligation of such Company Party, enforceable against each Company Party in accordance with its terms, subject to (x) obtaining the Company Stockholder Approval and (y) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”). The minute books of each of the Company and its Subsidiaries contain true, complete and accurate records of all meetings and consents in lieu of meetings of such Person’s board of directors (and any committees thereof), similar governing bodies and holders of Equity Securities. Copies of such records of each of the Company and its Subsidiaries have been heretofore made available to the Company or its counsel.

Section 4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and the other requirements set forth in Section 4.05 and on Schedule 4.04, and subject to obtaining the Company Stockholder Approval, the execution, delivery and performance by any Company Party of this Agreement and the Transaction Agreements to which such Company Party is or will be a party and the consummation by such Company Party of the transactions contemplated hereby and thereby do not and will not, (a) contravene or conflict with the Company Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Data Protection Requirement or any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract or Real Property Lease or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens) or result in a violation of, a termination (or right of termination) or cancellation of, or default under, or the creation or acceleration of any obligation or the loss or reduction of a benefit under, any provision of, any Specified Contract or Real Property Lease, except in the case of each of clauses (b) through (d) for such violations, contraventions, conflicts, creations, impositions, violations, terminations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no action by, consent, approval, Permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of any Company Party with respect to the execution, delivery and performance of this Agreement and the Transaction Agreements by such Company Party to which such Company Party is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 4.05, (ii) the filing with the SEC of (A) the Registration Statement (and the effectiveness thereof) and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby, (iii) the filing of the Certificate of Merger in accordance with the DGCL and DLLCA and (iv) any actions, consents, approvals, Permits or authorizations, the absence of which would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

Section 4.06 Capitalization.

(a) The authorized capital stock of each Company Party is set forth on Schedule 4.06(a). All of the Equity Securities of each Company Party to be issued and outstanding immediately following the Company Restructuring are set forth on Schedule 4.06(a), all of which will be held by the Company Stockholders or the Company, as applicable. The Equity Securities of the Company Parties are, and the Equity Securities issued in the Company Restructuring will be, free and clear of all Liens (other than Permitted Liens), and have not been and will not be issued in violation of any Contract, preemptive or similar rights or applicable Law. The issued and outstanding Equity Securities of the Company have been, and the Equity Securities issued in the Company Restructuring will be, duly authorized and validly issued and fully paid and non-assessable. Except as set forth on Schedule 4.06(a), immediately following the Company Restructuring and as of the Closing Date (but before giving effect to the Stock Split), there will be no Equity Securities of the Company issued and outstanding.

(b) There are no outstanding or authorized options, warrants, contingent value rights, equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Company Party, or other securities convertible into or exercisable or exchangeable into Equity Securities of any Company Party, including any commitments, calls, conversion rights, rights of exercise or privilege (whether pre-emptive, contractual or by matter of law), plans or agreements providing for the issuance of additional shares (or other Equity Securities of any Company Party), other than in connection with the Company Restructuring and the Stock Split and as otherwise contemplated by this Agreement. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Company Party. There are no outstanding contractual obligations of any Company Party to repurchase, redeem or otherwise acquire any Equity Securities of such Company Party. There are no outstanding bonds, debentures, notes or other Indebtedness of any Company Party having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Company Party’s stockholders may vote.

(c) Except as set forth on Schedule 4.06(c), and other than in connection with the Company Restructuring and the Stock Split, (i) there are no declared but unpaid dividends or distributions in respect of any Equity Securities of any Company Party and (ii) since December 31, 2021 through the date of this Agreement, no Company Party has made, declared, set aside, established a record date for or paid any dividends or distributions.

(d) The Company is not the subject of any bankruptcy, dissolution, liquidation or similar legal proceedings.

Section 4.07 Capitalization of Subsidiaries.

(a) The issued and outstanding Equity Securities of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.07(a), the registered capital of each PRC Subsidiary of the Company has been fully contributed in accordance with applicable PRC Laws. The issued and outstanding Equity Securities of each Subsidiary owned by the Company are as set forth on Schedule 4.02, and such Equity Securities are owned free and clear of any Liens (other than the restrictions under applicable Securities Laws, the terms of the Governing Documents of such Subsidiary, and Permitted Liens) and have not been issued in violation of preemptive or similar rights.

(b) There are no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company. Except for Equity Securities in any direct or indirect wholly-owned Subsidiary of the Company, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person (other than publicly traded securities held for cash management purposes). There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Company. There are no outstanding bonds, debentures, notes or other Indebtedness of any Subsidiary of the company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. No Person (other than those set forth on Schedule 4.02) has any rights with respect to the governance, management and/or economic interest in any of the Company’s Subsidiaries. There is no pending or to the Knowledge of the Company, threatened (in writing), dispute or Action with respect to, or which could adversely affect the Company’s ownership of any of the Company’s Subsidiaries in any material respect.

(c) Except as set forth on Schedule 4.07(c), neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person.

Section 4.08 Financial Statements.

(a) Attached as Schedule 4.08 hereto are copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2022 and 2021, and the related audited consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the periods then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (ii) the unaudited consolidated condensed balance sheet of the Company as at June 30, 2023 (the balance sheet as of June 30, 2023, the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”) and the related unaudited consolidated condensed statements of income and comprehensive income, stockholders’ equity and cash flows for the six-month period ended June 30, 2023 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, income, changes in equity and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP during the periods involved (except as otherwise indicated in such statements and, in the case of the Interim Financial Statements, subject to the absence of footnotes and other presentation items and for normal or immaterial year-end adjustments) and were derived from, the books and records of the Company and its Subsidiaries (which books and records are, in all material respects, true and complete and have been maintained in all material respects in accordance with commercially reasonable business practices).

(c) The Company and its Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets. The Company has engaged an auditing firm that has at all required times since the date of enactment of the Sarbanes-Oxley Act been (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (y) “independent” with respect to the Company and each of its Subsidiaries within the meaning of Regulation S-X under the Exchange Act, and (z) in compliance with subsections (g) through (l) of Section 11A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) As of the date of this Agreement, the principal balance outstanding under the Company’s and its Subsidiaries’ collective credit facilities is not in excess of $20,000,000.

(e) The Company has not identified or been made aware of any, and to the Knowledge of the Company, there is no (i) “significant deficiency” in the internal accounting controls of the Company, (ii) “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal accounting controls of the Company.

Section 4.09 Absence of Certain Changes. Except as set forth on Schedule 4.09, since the Most Recent Balance Sheet Date through the date of this Agreement, (a) except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby or thereby, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practices, (b) there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Acquiror’s consent, would constitute a violation of Section 6.01.

Section 4.10 Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) of a nature required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the Most Recent Balance Sheet Date in the ordinary course of business of the Company and its Subsidiaries and are not material to the Company and its Subsidiaries, taken as a whole, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) disclosed in the Schedules, (e) under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, or (f) that do not exceed $3,000,000 in the aggregate. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted, and prior to the Closing will not conduct, any business and has no, and prior to the Closing will have no, assets, liabilities or obligations of any nature other than, in each case, those incidental to its formation and pursuant to this Agreement and any other Transaction Agreements to which it is a party, as applicable, and the Transactions and such Transaction Agreements, as applicable.

Section 4.11 Litigation and Proceedings. Except as set forth on Schedule 4.11, there are no, and for the past three (3) years, there have been no, pending or, to the Knowledge of the Company, threatened (in writing) Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, would be, or would reasonably be expected to be, material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole. There is no Governmental Order imposed upon the Company or any of its Subsidiaries, except as would not have, or would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities or obligations, that would, individually or in the aggregate, reasonably be expected to materially inhibit the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement.

Section 4.12 Compliance with Laws. The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws. None of the Company or its Subsidiaries has received any written notice from any Governmental Authority of a material violation of any applicable Law at any time in the past three (3) years. The Company and its Subsidiaries hold, and for the past three (3) years have held, all Permits necessary for the lawful conduct of the business of the Company, except for such Permits where the failure to so hold has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (the “Company Permits”). The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with and not in default under such Company Permits, in each case except for such noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.13 Contracts; No Defaults.

(a) Schedule 4.13(a) contains a true, correct and complete list of all Contracts described in clauses (i) through (xvii) of this Section 4.13(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party other than Company Benefit Plans and Real Property Leases (all such Contracts as described in clauses (i) through (xvii), collectively, the “Specified Contracts”).

(i) Each Contract with a Top Customer or Top Supplier;

(ii) Each Contract, other than a customer Contract, that involves aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $1,000,000 or (y) to the Company or to any of its Subsidiaries of more than $1,000,000, in each case, in the calendar year ended December 31, 2022 or any subsequent calendar year;

(iii) (x) Each Contract relating to Indebtedness having an outstanding principal amount, together with any undrawn commitments to fund Indebtedness under such Contract, in excess of $1,000,000 and (y) each outstanding Letter of Credit with commitments in excess of $1,000,000;

(iv) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof, in each case, involving payments in excess of $500,000 and with respect to which there are any material ongoing obligations;

(v) Each joint venture, partnership or similar Contract (other than Contracts between wholly-owned Subsidiaries of the Company) that is material to the Company and its Subsidiaries, taken as a whole;

(vi) Each Contract under which the Company or any of its Subsidiaries (x) is a licensee or otherwise receives any right with respect to any Intellectual Property material to the Company or the operation of its business (excluding (A) non-exclusive click-wrap and shrink-wrap licenses and (B) non-exclusive licenses for off-the-shelf software and other non-exclusive licenses of unmodified software that is commercially available to the public generally, in each case with one-time or annual aggregate fees of less than $250,000), (y) is a licensor or otherwise grants to a third party any rights to use any item of Intellectual Property, other than non-exclusive licenses or sublicenses granted to customers in the ordinary course of business, or (z) are subject to any material restriction on the Company or its Subsidiaries ability to use or exploit any Intellectual Property;

(vii) Each Contract requiring capital contributions or other capital expenditures after the date of this Agreement in an amount in excess of $500,000 in the aggregate;

(viii) Each collective bargaining agreement or other Contract with any labor union, labor organization, works council, or employee representative body (each a “CBA”);

(ix) Each employment or independent contractor agreement or similar Contract with any current officer or director, employee or individual service provider of the Company or any of its Subsidiaries that (i) provides for an annual base salary or fee in excess of $100,000 or (ii) cannot be terminated upon thirty days’ notice or less without payment or liability;

(x) Each Contract with any current or former employee, director or other individual service provider of the Company or any of its Subsidiaries that provides for change in control or transaction-based payments and/or benefits and triggered by the Merger;

(xi) Each Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

(xii) Each Contract containing covenants of the Company or any of its Subsidiaries, (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any line of business or (B) prohibiting or restricting the Company’s and its Subsidiaries’ ability to conduct their business with any Person in any geographic area, in each case, that currently has or would reasonably be expected to have a material and adverse effect on the business, as currently operated, of the Company and its Subsidiaries, taken as a whole, in each case other than, for the avoidance of doubt, customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(xiii) Each Contract that grants to any third Person any “most favored nation rights”;

(xiv) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xv) Each Contract entered into primarily for the purpose of interest rate or foreign currency hedging;

(xvi) Each Affiliate Agreement; and

(xvii) Each Contract that relates to the acquisition or disposition of any Equity Securities in, or assets or properties of, the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which (A) any deferred or contingent payment obligations by or to the Company or any of its Subsidiaries remain outstanding or (B) any indemnification payment obligations remain outstanding (excluding acquisitions or dispositions in the ordinary course of business consistent with past practice or of assets that are obsolete, worn out, surplus or no longer used in the conduct of the Company’s business).

(b) The Company has made available to Acquiror complete and accurate copies of each Specified Contract as in effect as of the date of this Agreement and, to the Knowledge of the Company, no service order, statement of work, or other agreement not provided to Acquiror modifies any material terms of the applicable Specified Contract. Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date or as would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Company and its Subsidiaries, taken as a whole, each Specified Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except, in each case, where the occurrence of such breach or default or failure to perform would not reasonably be expected, individually or in the aggregate, be materially adverse to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Specified Contracts, and (y) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in breach of or default of any Specified Contract and during the last 12 months, neither the Company nor any of its Subsidiaries has received any claim or notice of termination or breach of or default under any such Specified Contract.

Section 4.14  Company Benefit Plans.

(a)  Schedule 4.14(a) sets forth a true, correct, and complete list of each Company Benefit Plan (as defined below) and, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) or primarily for the benefit of current or former employees, directors or other service providers of the Company or its Subsidiaries who reside or work primarily outside of the United States (including any statutory pension, work injury, maternity, medical or unemployment insurance, housing funds or other benefit plans sponsored or maintained by any of the Subsidiaries for current or former employees of the Subsidiaries pursuant to the any applicable PRC Laws) (each, a “Foreign Plan”), separately identifies each such Foreign Plan. For purposes of this Agreement, the term “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each equity ownership, equity purchase, equity option, phantom equity, equity or other equity-based award, severance, separation, employment, individual consulting, retention, change-in-control, transaction bonus, fringe benefit, collective bargaining, bonus, incentive, compensation, deferred compensation, employee loan, health, welfare and each other benefit or compensation plan, agreement, program, policy, practice, Contract or other compensation or benefits arrangement, in each case, whether or not subject to ERISA, whether written or unwritten, (i) which is contributed to, required to be contributed to, sponsored by or maintained by, in each case, the Company or any of its respective Subsidiaries including for the benefit of any current or former employees, officers, directors, consultants or independent contractors of the Company or any of its respective Subsidiaries, (ii) under or with respect to which any current or former employee, officer, director, consultant or independent contractor of the Company or any of its respective Subsidiaries has any present or future right to benefits, or (iii) under or with respect to which the Company or any of its respective Subsidiaries has any liability or obligation, contingent or otherwise.

(b) With respect to each Company Benefit Plan, the Company has provided or made available to Acquiror true, complete and correct copies of, to the extent applicable: (i) each Company Benefit Plan document and all amendments thereto (or, if not written a written summary of its terms) and any trust agreement, insurance contracts or other funding instrument or vehicles and amendments thereto relating to such plan, (ii) the most recent summary plan description and summary of material modifications, (iii) the most recent annual report on Form 5500 and all attachments thereto, (iv) the most recent actuarial valuation and audited financial statements, (v) the most recent determination, advisory or opinion letter issued by the Internal Revenue Service, and (vi) any material non-routine correspondence with any Governmental Authority.

(c) Each Company Benefit Plan has been established, maintained, funded and administered, in each case, in accordance, in all material respects, with its terms and in compliance, in all material respects, with all applicable Laws, including ERISA and the Code, and all contributions, premiums or other payments and/or amounts that are required to be made or due with respect to any Company Benefit Plan have been timely made or, if not yet due, properly accrued and reflected in the Company’s or one of its Subsidiaries’ (as applicable) financial statements to the extent required by GAAP.

(d) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and (A) has received a favorable determination or opinion letter as to its qualification prior to the date of this Agreement or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, in either case, nothing has occurred, whether by action or failure to act or otherwise, that could reasonably be expected to adversely affect such qualification or result in the loss of such qualification.

(e) No event has occurred and no condition exists that would subject the Company or any of their respective Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, including any Tax or penalty under Sections 4980B, 4980H, 6721 or 6722 or the Code. There do not exist any pending or, to the Company’s knowledge, threatened (in writing) claims or Actions (other than routine claims for benefits) or other actions, suits, audits, arbitration or legal, judicial or administrative proceeding (whether in law or in equity), or investigations with respect to any Company Benefit Plan and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, or other actions, suits, audits, arbitration or legal, judicial or administrative proceeding (whether in law or in equity), or investigations. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.

(f) Neither the Company nor any of its Subsidiaries maintains or sponsors or has any obligation to provide or has incurred any liability in respect of post-employment, post-service or post-ownership health, medical, life or welfare benefits for any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries or other Person, except as required under Section 4980B of the Code and at the sole expense of the applicable current or former employee, officer, director, consultant or independent contractor of the Company or any of its respective Subsidiaries or other Person.

(g) Neither the Company nor any of its Subsidiaries nor their respective ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to or at any time during the preceding six (6) years has sponsored, maintained, contributed to or was required to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to: (1) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of the Code), (2) a “defined benefit plan” (within the meaning of Section 3(35) of ERISA), whether or not subject thereto or any other “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Section 302 or Title IV of ERISA or Section 412, Section 430 or Section 4971 of the Code, (3) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (4) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code.

(h) Neither the execution and delivery of this Agreement by the Company, shareholder approval of this Agreement, nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to (whether alone or in connection with any subsequent event(s)): (A) result in the acceleration, increase, funding or vesting of any compensation or benefits to, or the forgiveness of debt with respect to, any current or former employee, officer, director, consultant or individual service provider of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise; (B) entitle any current or former employee, officer, director, consultant or individual service provider of the Company or any of its Subsidiaries to any severance pay or other compensation or benefits or to any increase in severance pay or other compensation or benefits; (C) limit the right or ability to terminate or amend any Company Benefit Plan; or (D) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Benefit Plans.

(i) (A) No amount, payment, right or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer, director, shareholder, consultant or other individual service provider of the Company, any of its Subsidiaries or their Affiliates who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be or is expected to be characterized as, or give rise to, separately or in the aggregate, an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or be nondeductible under Section 280G of the Code, as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), and (B) neither the Company nor any of its Subsidiaries has any obligation to indemnify, gross-up or reimburse, or otherwise make whole any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated and maintained in all material respects in compliance with Section 409A of the Code, and all applicable regulations and notices issued thereunder.

(k) With respect to each Foreign Plan: (A) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; (B) each Foreign Plan required to be registered or intended to meet certain regulatory or requirements for favorable Tax treatment has been timely and properly registered and has been maintained in good standing in all material respects with applicable regulatory authorities and there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect such plan; and (C) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded liabilities, and adequate reserves have been established with respect to any Foreign Plan that is not required to be funded.

Section 4.15  Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is party to or bound by any CBA or arrangements with a labor union, works council or labor organization and no employees are represented by any labor union, labor organization or works council with respect to their employment with the Company or any of its Subsidiaries. There are no and for the past three (3) years there have been no pending or threatened (in writing) activities or proceedings to organize any current or former employees, officers, or directors of the Company or its Subsidiaries and there is no, and for the past three (3) years there has been no, strike, lockout, picketing, handbilling, slowdown, concerted refusal to work overtime, or work stoppage against or affecting the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. For the past three (3) years, no labor union, works council, other labor organization, or group of employees of the Company or its Subsidiaries has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or to the Knowledge of the Company threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. With respect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries has satisfied any notice, consultation or bargaining obligations owed to its employees or their representatives under applicable Law, collective bargaining agreement or other Contract. There are no, and for the past three (3) years there have been no, material labor grievances, material unfair labor practice charges, material labor arbitrations or other material labor disputes pending, or, to the Knowledge of the Company, threatened against the Company nor any of its Subsidiaries.

(b)  Neither the Company nor any of its Subsidiaries has incurred any material liability or other obligation under the Worker Adjustment and Retraining Notification Act or any similar Law (the “WARN Act”).

(c) The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all Laws respecting labor, employment and employment practices, including all Laws and provisions thereof relating to fair employment practices, terms and conditions of employment, collective bargaining, labor relations, unfair labor practices, reductions in force, plant closings and layoffs (including the WARN Act), equal employment opportunity, discrimination, harassment, retaliation, civil rights, safety and health, disability rights and benefits, employee benefits, workers’ compensation, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, restrictive covenants, pay transparency, employee trainings and notices, background checks, paid or unpaid leave, classification of employees as exempt or non-exempt and classification of independent contractors, wages and hours, COVID-19, affirmative action and unemployment insurance.

(d) Except as would not result in material liability for the Company or its Subsidiaries: (i) the Company and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or Company policy; and (ii) each individual who is providing or within the past three (3) years has provided services to the Company and its Subsidiaries and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider is and has been properly classified and treated as such for all applicable purposes.

(e) To the Knowledge of the Company, no current or former employee or independent contractor of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsoliciation agreement, restrictive covenant or other obligation: (i) owed to the Company or its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or its Subsidiaries.

(f) To the Knowledge of the Company, no current employee of the Company or its Subsidiaries with annualized compensation at or above $100,000, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(g) For the past three (3) years, no charges or complaints of sexual or other harassment or retaliation based on sex, race, or any other protected characteristic have been made by or against any current or former officer, director or employee of the Company or any Subsidiary. The Company and its Subsidiaries have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is aware. With respect to each such allegation with potential merit, the Company and its Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company and its Subsidiaries do not reasonably expect any material liabilities with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company and its Subsidiaries, that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.

Section 4.16  Taxes.

(a) All income and other material Tax Returns required to be filed by the Company or its Subsidiaries have been timely filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.

(b) All income and other material Taxes required to be paid (whether or not shown on any Tax Return) by the Company and its Subsidiaries have been duly and timely paid.

(c) No Tax audit, examination or other proceeding with respect to a material amount of Taxes or a material Tax Return of the Company or any of its Subsidiaries is ongoing, pending or has been threatened in writing.

(d) The Company and its Subsidiaries have withheld (or collected) from amounts owing to (or received from) any employee, creditor or other Person all material amounts of Taxes (including sales or other similar Taxes) required by Law to be withheld (or collected), and the Company and its Subsidiaries have paid over to the proper Governmental Authority in a timely manner all such amounts required to have been so paid over, and complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes.

(e) There are no written assessments, deficiencies, adjustments or other claims set forth in writing with respect to any material Taxes or any material Tax Return that have been asserted or assessed against the Company or its Subsidiaries that have not been fully paid or otherwise resolved.

(f) Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) during the two year period ending on the date of this Agreement.

(g) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by operation of Law or (iv) by contract.

(j) Neither the Company nor any of its Subsidiaries (i) is currently the beneficiary of any extension of time within which to file any material Tax Return (excluding extensions granted automatically under applicable Law) or (ii) granted, requested or received a request to extend or waive the statute of limitations with respect to the assessment or collection of Taxes that would remain outstanding after the Closing Date.

(k) No written and unresolved claim has been received by the Company or any of its Subsidiaries from a Governmental Authority in respect of Tax of a particular type in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file Tax Returns of such type that the Company or any of its Subsidiaries, as applicable, is or may be subject to taxation of such type by that jurisdiction.

(l) Neither the Company nor any of its Subsidiaries will be required to include any material amount in, or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date, (ii) installment sale, intercompany transaction or open transaction disposition made prior to the Closing outside the ordinary course of business, (iii) prepaid amount received or deferred revenue realized prior to the Closing outside the ordinary course of business, (iv) change in (or incorrect) method of accounting for a taxable period ending on or prior to the Closing Date made (or used) prior to the Closing, or (v) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) or other written agreement with respect to Tax matters with any Governmental Authority executed prior to the Closing.

(m) Neither the Company nor any of its Subsidiaries has made a written request for an advance tax ruling or similar guidance that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(n) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(o) Neither the Company nor any of its Subsidiaries has taken any action that could reasonably be expected to prevent the Merger, together with the Stock Split and the Note Conversion, from qualifying for the Intended Income Tax Treatment, and to the Knowledge of the Company, there are not any facts or circumstances that could reasonably be expected to prevent the Merger, together with the Stock Split and the Note Conversion, from qualifying for the Intended Income Tax Treatment.

(p) Neither the Company nor any of its Subsidiaries has elected to defer any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) or any other Tax obligations pursuant to or in connection with the CARES Act, any COVID-19 Measure or any administrative or other guidance published with respect thereto by any Governmental Authority that has not been fully and timely paid.

(q)  Neither the Company nor any of its Subsidiaries (i) has made an election pursuant to Section 965(h) of the Code or has any liability for Taxes in respect of any amounts required to be included in income under Section 965 of the Code, (ii) is subject to income Tax in a jurisdiction outside the country of its organization.

Section 4.17 Insurance. Schedule 4.17 sets forth a complete and accurate list, as of the date hereof, of each material insurance policy currently in effect to which the Company or any of its Subsidiaries is a party or express named insured (collectively, the “Insurance Policies”), together with a claims history for claims in excess of $1,000,000 since the Most Recent Balance Sheet Date. The Company has made available to Acquiror true and accurate copies of each Insurance Policy. With respect to each such Insurance Policy, except as set forth on Schedule 4.17 and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Insurance Policy is valid, binding and in full force and effect and enforceable in accordance with its terms with extended coverage, sufficient in amount to allow the Company or any of its Subsidiaries (as applicable) to replace any of its material properties that might be damaged or destroyed, except for the Insurance Policies that have expired under their terms in the ordinary course of business; (b) all premiums with respect thereto have been paid; (c) neither the Company nor any of its Subsidiaries is in default under any such Insurance Policy; and (d) as of the date hereof, no written notice of cancellation or nonrenewal has been received by the Company or any of its Subsidiaries with respect to such Insurance Policy. No insurer has denied or disputed coverage of any material claim made by the Company or its Subsidiaries under any Insurance Policy within the last twelve (12) months. None of the Company nor its Subsidiaries has any self-insurance or co-insurance programs.

Section 4.18  Real Property.

(a) Schedule 4.18(a) lists as of the date hereof: (i) all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or its Subsidiaries (the “Owned Real Property”); and (ii) all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or its Subsidiaries (the “Leased Real Property”). Schedule 4.18(a) also identifies with respect to the Leased Real Property, each lease, sublease, license and any other Contract under which such Leased Real Property is occupied or used by the Company or any of its Subsidiaries, including the date of and legal name of each of the parties to such lease, sublease, license or other Contract, and each amendment, restatement, modification, renewal, guaranty, supplement or other agreement thereto (together with the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder, the “Real Property Leases”). The Company has delivered or made available to Acquiror, complete, accurate and correct copies of all Real Property Leases, and in the case of any oral Real Property Lease, a written summary of the material terms of such Real Property Lease.

(b) The Company or its applicable Subsidiary, as applicable, has good and marketable indefeasible fee simple title to the Owned Real Property, in each case free and clear of all Liens, except Permitted Liens. The Company and its Subsidiaries have not leased or otherwise granted any Person the right to use or occupy any Owned Real Property or any portion thereof. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor its Subsidiaries has received written notice of any, and to the Knowledge of the Company, there is no, default under any restrictive covenants affecting the Owned Real Property.

(c)  Except as would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Company and its Subsidiaries, taken as a whole, (i) the Company or its applicable Subsidiary has a legal, valid, binding and enforceable leasehold, subleasehold or license interest (as applicable) in all Leased Real Property and (ii) all Real Property Leases under which the Company or any of its Subsidiaries is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. The Company’s, or the applicable Subsidiary’s, possession and quiet enjoyment of the Leased Real Property under each Real Property Lease has not been disturbed, and to the Knowledge of the Company or the applicable Subsidiary there are no disputes with respect to such Real Property Lease. None of the Company or any of its Subsidiaries has received any written notice of any, and, to the Knowledge of the Company, there is no, breach or default under any such Real Property Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease, except as would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has (i) exercised any termination rights with respect to any Real Property Lease, or (ii) received written notice from the landlord under any Real Property Lease indicating that the landlord has exercised a termination right with respect to such Real Property Lease. Neither the Company nor its Subsidiaries have collaterally assigned or granted any other security interest in any Real Property Lease, or any interest therein. Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof.

(d) The interests of the Company and its Subsidiaries in the Real Property constitutes all interests in real property (i) currently used, occupied or held for use in connection with the business of the Company and its Subsidiaries as presently conducted and (ii) necessary for the continued operation of the business of the Company and its Subsidiaries.

(e) There do not exist any actual, pending, or, to the Knowledge of the Company, threatened condemnation, expropriation or eminent domain proceedings that affect any interests of the Company or any of its Subsidiaries in the Real Property or any part thereof, and none of the Company nor its applicable Subsidiary have received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use any interest in the Real Property or any part thereof or interest therein. Neither the Company nor any of its Subsidiaries have received any currently outstanding and uncured written notice alleging that any Real Property or the use or occupation thereof is in violation of any applicable Laws in any material respect.

(f) Neither the Company nor any of its Subsidiaries is a party to any purchase option, right of first refusal or other contractual right or obligation to sell, assign or dispose of its interests in the Real Property, and there are no outstanding options, rights of first offer or rights of first refusal to purchase or lease the Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Subsidiary is currently party to any agreement to purchase any real property or interest therein.

Section 4.19  Intellectual Property and IT Security.

(a)  Schedule 4.19(a) contains a complete and accurate list of all Intellectual Property Registrations included in the Owned Intellectual Property as of the date of this Agreement and as of the Closing. There is no Action pending, or, to the Knowledge of the Company, threatened in writing, challenging the validity, enforceability, ownership, registration, or use of any Intellectual Property Registrations or other Owned Intellectual Property.

(b) Except as set forth in Schedule 4.19(b), the Company or its applicable Subsidiary (i) is the sole and exclusive owner of all right, title, and interest in and to the Owned Intellectual Property, and (ii) either owns or has the right to use all other Intellectual Property that is material to the conduct of their respective businesses as currently conducted, in each case of (i) and (iii), free and clear of any Liens other than Permitted Liens. All Persons who have participated in the invention, creation, authorship, or development of any material Intellectual Property for or on behalf of the Company or its Subsidiaries have executed and delivered to the Company or its Subsidiary, a valid and enforceable written agreement (x) providing for the non-disclosure by such Person of any confidential information of or used by the Company and its Subsidiaries and (y) providing for the present assignment by such Person to the Company or its Subsidiary of all right, title, and interest in all Intellectual Property arising out of such Person’s employment by, engagement by or contract with the Company or a Subsidiary, except where ownership of such Intellectual Property would vest in the Company or a Subsidiary by operation of law. No Governmental Authority or academic institution owns or retains any rights or licenses in or to any material Owned Intellectual Property.

(c) The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby will not result in the loss, termination or impairment of any right of the Company or any of its Subsidiaries in or to any material Intellectual Property.

(d) Except as would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Company and its Subsidiaries, taken as a whole, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party, and has not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party in the past three (3) years, (ii) to the Knowledge of the Company, no third party is, or has been in the past three (3) years, infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property and (iii) the Company and its Subsidiaries have not received from any Person any unresolved written notice in the past three (3) years that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person (including any offers to take a license or cease and desist letters).

(e) The Company and its Subsidiaries have in place commercially reasonable measures to protect and maintain the confidentiality of any material trade secrets included in the Owned Intellectual Property or otherwise used by the Company. To the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any such material trade secrets included in the Owned Intellectual Property.

(f) The Company and its Subsidiaries are in material compliance with all the terms and conditions of all licenses applicable to all Open Source Software used in any material software included in Owned Intellectual Property. To the Knowledge of the Company, no proprietary Software owned or purported to be owned by the Company or its Subsidiaries contains, incorporates, is derived from, or is linked to any Open Source Software that would require, based on the current use or distribution of such Software, the licensing or making available of material source code for such Software, including for the purposes of making derivative works. No Person has any present or contingent right or license to access any material proprietary source code owned or purported to be owned by the Company or its Subsidiaries, other than employees or service providers working for the Company or its Subsidiaries who are subject to reasonable written confidentiality agreements.

(g) The Company and its Subsidiaries have in place commercially reasonable measures to protect the confidentiality, integrity, availability and security of the IT Systems, and commercially reasonable back-up and disaster recovery procedures for the continued operation of their businesses in the event of a failure of the IT Systems. The Company and its Subsidiaries have used reasonable best efforts to prevent the introduction into the IT Systems, any malware, ransomware, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that would permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of the IT Systems, and to the Knowledge of the Company, the IT Systems do not contain any of the foregoing. The IT Systems have not suffered any critical failures, errors, breakdowns or other adverse events that have caused any material disruption in the operation of the business of the Company and its Subsidiaries in the past three (3) years. The IT Systems are in good working order in all material respects and are sufficient in all material respects for the existing needs of the business of the Company and its Subsidiaries.

(h) The Company and its Subsidiaries are in material compliance, and for the past three (3) years have been in material compliance, with all applicable Data Protection Requirements, including all such requirements regarding the collection, retention, storage, security, disclosure, transfer, disposal, use, or other Processing of Personal Data. There is no Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Personal Data.

(i) For the past three (3) years, to the Knowledge of the Company, the Company and its Subsidiaries have not suffered any security breach or incident or any other event resulting in any unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use, disclosure or other Processing that compromised the confidentiality, integrity, availability or security of Personal Data or the IT Systems, any unauthorized or unlawful Processing of Personal Data or the IT Systems, or that triggered any reporting requirement under any breach notification Law. To the Knowledge of the Company, no service provider (in the course of providing services for or on behalf of the Company and its Subsidiaries) has suffered any security breach or incident that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 4.20  Environmental Matters.

(a) The Company and its Subsidiaries are, and for the last three (3) years have been, in compliance with all Environmental Laws, which includes and has included complying with all Permits required under Environmental Laws, in each case except where such failure to be, or to have been, in compliance with such Environmental Laws or Permits as has not, and would not, reasonably be expected, individually or in the aggregate, to be materially adverse to the Company and its Subsidiaries, taken as a whole.

(b) Each Permit required under Environmental Laws for the development, design, construction, engineering, installation, permitting, commissioning, testing, supply, operation (including commercial operation), ownership, use and/or maintenance of any projects or facilities in development by the Company or any of its Subsidiaries has been obtained by the Company or its Subsidiaries, or to the Knowledge of the Company, will be obtained in due course and without material unanticipated cost or material adverse conditions prior to the time the same is required to be obtained under Environmental Laws.

(c) In the last three (3) years (or earlier if unresolved), none of the Company or its Subsidiaries has received any notice, report, Governmental Order, directive or other information from any Person regarding any actual or alleged violation of, or liability arising under, any Environmental Law, except for any such matter which, individually or in the aggregate, has not been and would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, there are no Actions pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging, any violations of or liability under any Environmental Law.

(e) Neither the Company nor any of its Subsidiaries is subject to any Governmental Order relating to the Company’s or any of its Subsidiaries’ compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company or its Subsidiaries, taken as a whole.

(f) Neither the Company nor any of its Subsidiaries has manufactured, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to, or owned or operated any property or facility which is or was contaminated by, any Hazardous Materials, except, in each case, as has not given or would not give rise to any liability under any Environmental Laws that would reasonably be expected to be materially adverse to the Company or its Subsidiaries, taken as a whole.

(g) Neither the Company nor any of its Subsidiaries has become subject to, provided an indemnification with respect to, retained or assumed, by contract or operation of law, any liabilities or obligations of any other Person arising under Environmental Law or relating to Hazardous Materials, except as would not, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

(h) There are no presently existing conditions, events or circumstances relating to the facilities, properties or operations of the Company or its Subsidiaries would reasonably be expected to prevent, hinder or limit continued compliance with Environmental Laws or give rise to liabilities under such Environmental Laws, except in each case as would not, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

(i) The Company and its Subsidiaries have made available to Acquiror all environmental audits, assessments, studies or reports relating to the current or former properties, facilities or operations of the Company and its Subsidiaries and all other documents materially bearing on the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, in each case, which are in their possession or under their reasonable control.

Section 4.21  Brokers’ Fees. Other than as set forth on Schedule 4.21, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company, any of its Subsidiaries or any of their Affiliates.

Section 4.22  Related Party Transactions. Except for the Contracts set forth on Schedule 4.22 or Contracts that will be terminated prior to Closing without any liability to the Company or its Subsidiaries continuing following the Closing, there are no Affiliate Agreements.

Section 4.23  International Trade; Anti-Corruption.

(a) The Company and its Subsidiaries are and for the past three (3) years have been in compliance with all applicable Sanctions Laws and Trade Control Laws. Neither the Company, nor any of its Subsidiaries, nor any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been at any time in the past three (3) years: (i) a Sanctioned Person, (ii) engaged, directly or indirectly, in any dealings or transactions on behalf of, with, or otherwise involving any Sanctioned Person in violation of Sanctions Laws, or (iii) otherwise engaged, directly or indirectly, in any dealings or transactions in violation of applicable Sanctions Laws or Trade Control Laws. Neither the Company nor any of its Subsidiaries (y) has assets, operations or business dealings located in, or otherwise directly or indirectly derives revenue from investments, activities, or transactions in or with any Sanctioned Country, or (z) directly or indirectly derives revenues from investments, activities or transactions in or with, any Sanctioned Person. In the past three (3) years, neither the Company nor any of its Subsidiaries has exported, reexported, or transferred (in-country) any products, services, technology, technical data, or any other item for which a license, approval, license exception, registration, or similar authorization is or was required under applicable Trade Control Laws or Sanctions Laws or, to the Knowledge of the Company, by any other Governmental Authority.

(b) The Company and its Subsidiaries are and for the past three (3) years have been in compliance in all material respects with all Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, nor to the Knowledge of the Company, any of their respective employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has in the past three (3) years (i) made any unlawful payment or unlawfully given, offered, promised, or authorized or agreed to give, solicited, or received, any money or thing of value, directly or indirectly, to or from any Government Official, any political party or official thereof or any candidate for political office; any member of any Governmental Authority, any private individual or commercial entity (including employees, agents, directors and officers of such commercial entity), or any other Person in any such case while knowing that all or a portion of such money or thing of value may be given, offered, promised, or authorized or agreed to be given, solicited, or received, directly or indirectly, to any Person or member of any Governmental Authority or any candidate for political office for the purpose of any of the following: (x) influencing any action or decision of such Person, in such Person’s official or commercial capacity, including a decision to fail to perform such Person’s official or commercial function, (y) inducing such Person to use such Person’s influence with any Governmental Authority, private individual or commercial entity to affect or influence any act or decision of such Governmental Authority, private individual or commercial entity to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person, or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person, or (ii) otherwise violated any Anti-Corruption Laws. The Company and its Subsidiaries have maintained accurate books and records, practices and internal controls in compliance with Anti-Corruption Laws and have had in place practices and internal controls reasonably designed to ensure that receipts and expenses were accurately recorded and were based on accurate and sufficient supporting documentation.

(c) In the past three (3) years, (i) there has been no Action pending or, to the Knowledge of the Company, threatened, against the Company, or any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective officers, directors, employees or agents, that relates to an actual or potential violation of Sanctions Laws, Trade Control Laws, or Anti-Corruption Laws; and (ii) neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; conducted any internal investigation or audit concerning, or has any Knowledge of any actual or potential violation or wrongdoing by the Company, its Subsidiaries, or any of their respective officers, directors, employees or agents, in each case of this Section 4.23(c) related to Trade Control Laws, Sanctions Laws, or Anti-Corruption Laws. The Company and its Subsidiaries have instituted and, at all times in the past three (3) years, maintained and enforced policies, procedures and internal controls reasonably designed to promote compliance by the Company, its Subsidiaries, and their respective officers, directors, employees, and agents, with Anti-Corruption Laws, Sanctions Laws, and Trade Control Laws.

(d) Neither the Company nor any of its Subsidiaries is a “TID U.S. Business” as defined in 31 CFR § 800.248. Neither the Company nor any of its Subsidiaries is currently or has ever engaged in any “covered transaction” as defined in 31 CFR § 800.213.

Section 4.24  Top Customers and Top Suppliers.

(a) Schedule 4.24(a) sets forth a true, correct and complete list of the names of the top ten (10) customers by dollar sales volume paid by such customers to the Company and its Subsidiaries for the year ended December 31, 2022 (each, a “Top Customer”). None of the Top Customers has (i) terminated or given written notice to the Company or any of its Subsidiaries expressly stating its intention to terminate its relationship with the Company or any of its Subsidiaries, (ii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, it plans to reduce substantially the quantity of products or services that it purchases from the Company or any of its Subsidiaries or (iii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, it desires to renegotiate its Contract with the Company or any of its Subsidiaries or the terms on which the Company or any of its Subsidiaries provides services to such Top Customer.

(b) Schedule 4.24(b) sets forth a true, correct and complete list of the names of the top ten (10) suppliers by dollar sales volume paid by the Company and its Subsidiaries to such supplier for the year ended December 31, 2022 (each, a “Top Supplier”). None of the Top Suppliers has (i) terminated or given written notice to the Company or any of its Subsidiaries expressly stating its intention to terminate its relationship with the Company or any of its Subsidiaries, (ii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, it plans to reduce substantially the quantity of products or services that it provides to the Company or any of its Subsidiaries or (iii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, that it desires to renegotiate its Contract with the Company or any of its Subsidiaries or the terms on which the Company or any of its Subsidiaries receives services or products from such Top Supplier.

Section 4.25 Acquisitions and Acquisition Contracts. Except as set forth on Schedule 4.25, in the past three (3) years, no written dispute, demand, claim (including any claim for indemnification) or other Action has been made in writing or initiated in writing or threatened in writing by or against the Company or any of its Subsidiaries, under any Contract to which the Company or its Subsidiaries are parties that relates to any acquisition (whether by merger, sale of stock, sale of assets or otherwise) by the Company or any of its Subsidiaries of a business, business unit or Person (each, an “Acquisition”) (an “Acquisition Contract”). As of the date hereof, except as set forth in Schedule 4.25 , there are no “earn-outs,” contingent payment obligations or other similar obligations of the Company or any of its Subsidiaries in respect of any Acquisition under any Acquisition Contract.

Section 4.26 Personal Property. The Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in or right to use, all material personal property and other material property and assets owned, used or held for use by the Company and its Subsidiaries in connection with the business of the Company and/or its Subsidiaries or reflected in the Most Recent Balance Sheet (the “Personal Property”), other than Personal Property disposed of in the ordinary course of business after the Most Recent Balance Sheet Date, in each case free and clear of all Liens, except for Permitted Liens. The Permitted Liens would not reasonably be expected, individually or in the aggregate, to materially adversely affect or interfere with the current use or operation of the Personal Property.

Section 4.27 Condition of Assets. The Real Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components (collectively, the “Improvements”), are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages to the Real Property or the Improvements, whether latent or otherwise. The tangible Personal Property has been maintained in the ordinary course of business, is in good operating condition, subject to normal wear and tear, and is suitable for the purposes for which it is currently used.

Section 4.28 Restrictions on Business Activities. Except as disclosed in Schedule 4.28, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries or its or their assets or to which Company or any of its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect: any business practice of the Company or any of its Subsidiaries, any acquisition of property by Company or any of its Subsidiaries or the conduct of business by Company or any of its Subsidiaries as currently conducted.

Section 4.29 Certain Provided Information. The information relating to the Company and its Subsidiaries supplied or to be supplied by the Company or its Affiliates or Representatives for inclusion in the Registration Statement and Proxy Statement will not, as of the date on which the Registration Statement and Proxy Statement, or any amendment or supplement thereto is filed with the SEC, is declared effective by the SEC, is first distributed to the holders of Acquiror Common Stock and Acquiror Warrants or at the time of a Special Meeting (as defined below), contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: statements made or incorporated by reference therein based on information supplied by Acquiror for inclusion or incorporation by reference in the Registration Statement and Proxy Statement or any SEC Reports.

Section 4.30 Stock Issued in Transactions. When shares of Company Common Stock are issued in the Merger as contemplated by this Agreement, such shares of Company Common Stock will be duly authorized, validly issued and non-assessable, and will be received by the Acquiror Stockholders to whom they are issued free and clear of all Liens or restrictions on transfer, other than (i) restrictions on transfer imposed by this Agreement, the Company Organizational Documents and the Lockup Agreements, and (ii) restrictions on transfer imposed by applicable Securities Laws.

Section 4.31 No Other Representations. Except as provided in this Article IV (as modified by the Schedules), neither the Company, nor any Company Stockholder, nor their respective Representatives, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Company, the Company’s Subsidiaries or any Company Stockholder. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company, nor any Company Stockholder, nor any of their respective Representatives, nor any other Person has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts or estimates or budgets made available to Acquiror, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company, whether or not included in any management presentation or in any other information made available to Acquiror, its Affiliates or any of their respective Representatives, and that any such representations or warranties are expressly disclaimed.

Article V
Representations and Warranties of Acquiror

Except as set forth in the Schedules to this Agreement or in the SEC Reports filed or furnished by Acquiror prior to the date of this Agreement (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” or other disclosures that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto), Acquiror represents and warrants to the Company Parties as follows:

Section 5.01  Corporate Organization. Acquiror is duly incorporated or formed and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Acquiror has made available to the Company true and correct copies of the Acquiror Organizational Documents in effect as of the date hereof. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the Acquiror Organizational Documents. Acquiror is duly licensed, registered or qualified and in good standing (or the equivalent thereof) as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed, registered or qualified.

Section 5.02  Subsidiaries. Except as set forth in Schedule 5.02, Acquiror has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any capital stock or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

Section 5.03  Due Authorization.

(a) Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of Acquiror and no other corporate proceeding on the part of Acquiror is necessary to authorize this Agreement or such other Transaction Agreements or Acquiror’s performance hereunder or thereunder (except that obtaining the Required Acquiror Stockholder Approval is a condition to the consummation of the Merger). This Agreement has been, and each such other Transaction Agreement to which Acquiror will be party will be, duly and validly executed and delivered by Acquiror and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement to which Acquiror will be party, will constitute a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exceptions. The minute books of Acquiror contain true, complete and accurate records of all meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and holders of Equity Securities. Copies of such records of Acquiror have been heretofore made available to the Company or its counsel.

(b) The only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, the consummation of the transactions contemplated hereby, including the Closing, and the approval of the Acquiror Stockholder Matters are as set forth on Schedule 5.03(b).

(c) At a meeting duly called and held, the board of directors of Acquiror has: (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Acquiror Stockholders, (ii) determined that the fair market value of the Company is equal to at least 80% (eighty percent) of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the date hereof, (iii) approved the Transactions as a Business Combination and (iv) resolved to recommend to the Acquiror Stockholders’ approval of each of the Acquiror Stockholder Matters.

Section 5.04  No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.07, and subject to obtaining the Required Acquiror Stockholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which Acquiror is or will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order binding on or applicable to Acquiror, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror is a party, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror (including the Trust Account), except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.05 Compliance. Acquiror has materially complied and is in material compliance with all Law applicable to the conduct of its business, or the ownership or operation of its business. No written notice of non-compliance with any material Law has been received by Acquiror, and Acquiror has no Knowledge of any such notice related to Acquiror delivered to any other Person.

Section 5.06 Litigation and Proceedings. Since September 30, 2023, there has been no pending or, to the Knowledge of Acquiror, threatened (in writing) Actions by or against Acquiror that, if adversely decided or resolved, had, individually or in the aggregate, an Acquiror Material Adverse Effect. There is no Governmental Order imposed upon Acquiror that has had, individually or in the aggregate, an Acquiror Material Adverse Effect. Acquiror is not party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that has had, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.07 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and its Subsidiaries contained in this Agreement, no action by, consent, approval, Permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of Acquiror with respect to Acquiror’s execution, delivery and performance of this Agreement and the Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 5.07, (ii) the filing with the SEC of (A) the Proxy Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby, (iii) the filing of the Certificate of Merger in accordance with the DGCL and the DLLCA, (iv) compliance with and filings under the HSR Act, and (v) any actions, consents, approvals, Permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.08 Trust Account.

(a) As of the date hereof there is at least $41,804,576 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated January 14, 2021, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account has been, nor may be, released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated January 19, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement and the Trust Account, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending, or to the Knowledge of Acquiror, threatened with respect to the Trust Account or the funds contained therein. At the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the Transactions. From and after the Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from, or any amount previously held in, the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption prior to such time. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or otherwise modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated or anticipated. There are no side letters or other Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Stockholder Redemption, the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement) or any Taxes payable) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date. As of the date hereof, Acquiror does not have any Contract, arrangement or understanding to enter into or incur, any Contract or other obligations with respect to or under any Indebtedness.

Section 5.09 Real Property; Personal Property. Acquiror does not own or lease any real property or personal property.

Section 5.10 Intellectual Property. Acquiror does not own, license, or otherwise have any right, title or interest in any Intellectual Property.

Section 5.11 Brokers’ Fees. Other than as set forth on Schedule 5.11, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement or any other potential Business Combination transaction considered or engaged in by or on behalf of Acquiror based upon arrangements made by Acquiror or any of its Affiliates or otherwise in respect of which Acquiror or any of its Affiliates may have any liability or obligation.

Section 5.12 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, including any statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC subsequent to the date of this Agreement, each as it has been amended since the time of its filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes as permitted by Form 10-Q of the SEC) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Acquiror has no material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer. To the Knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Acquiror’s assets. Acquiror maintains books and records of Acquiror in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Acquiror in all material respects.

(d) Acquiror has not identified or been made aware of any, and to the Knowledge of Acquiror, there is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror or (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror.

(e) To the Knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(f) Other than as set forth on Schedule 5.12(f), each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(g) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror.

Section 5.13 Business Activities.

(a) Acquiror was formed for the purpose of effecting a Business Combination with one or more businesses or entities. It completed an initial public offering of units consisting of Acquiror Class A Common Stock and Acquiror Warrants in January 2021, and placed certain of the net proceeds of its initial public offering and simultaneous private placement of Acquiror Warrants in the Trust Account. Acquiror has never conducted any business activities except raising funds through sales of securities, causing its securities to be listed on Nasdaq, complying with applicable regulatory requirements of the SEC, Nasdaq, and State of Delaware, seeking to find a company or companies with which to complete an initial business combination and negotiating the terms of the Transactions. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have an Acquiror Material Adverse Effect. Acquiror has never engaged in any business activities, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any other Transaction Agreement to which it is a party and has never generated any revenues or expenses other than expenses related to the Transactions.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation , partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the other Transaction Agreements or as set forth on Schedule 5.13(c), Acquiror is not, and at no time has been, party to any Contract with any Person that would require payments by Acquiror after the date hereof in excess of $250,000 in the aggregate.

(d) As of the date hereof, Acquiror has no liabilities or obligations, except for liabilities or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of June 30, 2023 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of December 31, 2022 in the ordinary course of the operation of business of Acquiror, disclosed in the Schedules, included as set forth on Schedule 5.13(c) and as set forth on Schedule 5.13(d) or (iii) incurred in connection with or contemplated by this Agreement and/or the Transactions, including with respect to professional fees for legal and accounting advisors incurred by Acquiror in connection with the Transactions.

Section 5.14 Taxes.

(a) All income and other material Tax Returns required to be filed by Acquiror have been timely filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.

(b) All income and other material Taxes required to be paid (whether or not shown on any Tax Return) by Acquiror have been duly and timely paid.

(c) No Tax audit, examination or other proceeding with respect to a material amount of Taxes or a material Tax Return of Acquiror is ongoing, pending or has been threatened in writing.

(d) Acquiror has withheld (or collected) from amounts owing (or received from) to any employee, creditor or other Person all material amounts of Taxes (including sales or other similar Taxes) required by Law to be withheld (or collected), and the Acquiror has paid over to the proper Governmental Authority in a timely manner all such amounts required to have been so paid over, and complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes.

(e) There are no written assessments, deficiencies, adjustments or other claims set forth in writing with respect to any material Taxes or any material Tax Return that have been asserted or assessed against Acquiror that have not been fully paid or otherwise resolved.

(f) Acquiror (or any predecessor thereof) has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) during the two-year period ending on the date of this Agreement.

(g) Acquiror has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h) There are no Liens with respect to Taxes on any of the assets of Acquiror, other than Permitted Liens.

(i) Acquiror has no material liability for the Taxes of any Person (other than Acquiror) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by operation of Law or (iv) by contract.

(j) Acquiror (i) is not currently the beneficiary of any extension of time within which to file any material Tax Return (excluding extensions granted automatically under applicable Law) and (ii) has not granted, requested or received a request to extend or waive the statute of limitations with respect to the assessment or collection of Taxes that would remain outstanding after the Closing Date.

(k) Acquiror has not made a written request for an advance tax ruling or similar guidance that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(l) Acquiror has not taken any action that could reasonably be expected to prevent the Merger, together with the Stock Split and the Note Conversion, from qualifying for the Intended Income Tax Treatment, and to the Knowledge of Acquiror there are not any facts or circumstances that could reasonably be expected to prevent the Merger, together with the Stock Split and the Note Conversion, from qualifying for the Intended Income Tax Treatment.

(m) Acquiror is not subject to any Tax sharing, allocation or similar agreement (other than such Agreements that have been disclosed in public filings with respect to Acquiror or that are customary commercial contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes and entered into with persons who are not Affiliates of, or direct or indirect equity holders in, the Sponsor).

(n) Acquiror is not currently the beneficiary of any extension of time within which to file any material Tax Return (excluding extensions granted automatically under applicable Law).

(o) No written and unresolved claim has been received by Acquiror from a Governmental Authority in respect of Tax of a particular type in a jurisdiction where Acquiror does not file Tax Returns of such type that Acquiror is or may be subject to taxation of such type by that jurisdiction.

(p) Acquiror will not be required to include any material amount in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date, (ii) installment sale, intercompany transaction or open transaction disposition made prior to the Closing outside the ordinary course of business, (iii) prepaid amount received or deferred revenue realized prior to the Closing outside the ordinary course of business, (iv) change in (or incorrect) method of accounting for a taxable period ending on or prior to the Closing Date made (or used) prior to the Closing, or (v) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) or other written agreement with respect to Tax matters with any Governmental Authority executed prior to the Closing.

(q)  Acquiror has not elected to defer any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) or any other Tax obligations pursuant to or in connection with the CARES Act, any COVID-19 Measure or any administrative or other guidance published with respect thereto by any Governmental Authority that has not been fully and timely paid.

(r) Acquiror (i) has not made an election pursuant to Section 965(h) of the Code or has any liability for Taxes in respect of any amounts required to be included in income under Section 965 of the Code and (ii) is not subject to income Tax in a jurisdiction outside the country of its organization.

Section 5.15 Employees; Employee Benefit Plans.

(a) Other than any officers or as described in the Acquiror SEC Reports, Acquiror has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any employee.

(b) Other than as contemplated by this Agreement, Acquiror does not currently maintain, sponsor, contribute to or have any direct liability under any “employee benefit plan” (within the meaning of Section 3(3) of ERISA).

Section 5.16 Contracts. Schedule 5.16 sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Acquiror is a party, other than any such material contract previously filed with the SEC.

Section 5.17 Capitalization.

(a) The authorized capital stock of Acquiror consists of 111,000,000 shares of capital stock, including (i) 100,000,000 shares of Acquiror Class A Common Stock, (ii) 10,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of preferred stock (“Acquiror Preferred Stock”). Schedule 5.17(a) sets forth the total number and amount of all of the issued and outstanding Acquiror Equity Securities of Acquiror (including Acquiror Warrants), and further sets forth the amount and type of Acquiror Equity Securities of Acquiror owned or held by each of Sponsor and each of Sponsor’s Affiliates. No shares of Acquiror Preferred Stock have been issued or are outstanding. All of the issued and outstanding shares of Acquiror Equity Securities of the Acquiror (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in full compliance with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract.

(b) Except as set forth on Schedule 5.17(a), there are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding obligations of Acquiror to repurchase, redeem or otherwise acquire any Equity Securities of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Acquiror Stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other Equity Securities of Acquiror.

(c)  Acquiror does not own any Equity Securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into Equity Securities of such Person.

Section 5.18 NASDAQ Stock Market Listing. As of the date of this Agreement, (i) the issued and outstanding units of Acquiror, each such unit comprised of one share of Acquiror Class A Common Stock and one-half of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “OCAXU”; (ii) the issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “OCAX”; and (iii) the issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “OCAXW”. There is no Action pending or, to the Knowledge of Acquiror, threatened against Acquiror by the NASDAQ or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NASDAQ. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Common Stock from the NASDAQ or the SEC.

Section 5.19 Related Party Transactions. Except as expressly set forth in the SEC Reports and the Subscription Agreements, there are no Contracts, transactions, arrangements or understandings between Acquiror or its Affiliates, on the one hand, and Sponsor, any Affiliate of Sponsor or any director, officer, employee, stockholder, warrant holder or Affiliate of Acquiror, on the other hand.

Section 5.20 Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.21 Absence of Changes. Since December 31, 2022, (a) there has not been any event or occurrence that has had, individually or in the aggregate, an Acquiror Material Adverse Effect and (b) Acquiror has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 5.22 Restrictions on Business Activities. Except as disclosed in Schedule 5.22, to the Knowledge of the Acquiror, there is no agreement, commitment, judgment, injunction, order or decree binding upon Acquiror or its assets or to which Acquiror is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Acquiror, any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted.

Section 5.23 Certain Provided Information. The information relating to the Acquiror supplied or to be supplied by the Acquiror or its Affiliates or Representatives for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement, or any amendment or supplement thereto, is first distributed to the holders of Acquiror Common Stock and Acquiror Warrants or at the time of each Special Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Registration Statement and Proxy Statement or any SEC Reports.

Section 5.24 No Other Representations. Except as provided in this Article V (as modified by the Schedules), neither Acquiror, nor any of its respective Representatives, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Acquiror.

Article VI
Covenants of the Company PARTIES

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company Parties shall, and Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement, as required by applicable Law or as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed) use reasonable best efforts to (i) conduct and operate their business in the ordinary course of business consistent with past practices, (ii) preserve intact the current business organization of the Company and its Subsidiaries (including Merger Sub) and (iii) preserve their relationships with Governmental Authorities, material suppliers, customers, vendors, lessors and other Persons having material business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as contemplated by this Agreement, as set forth on Schedule 6.01 or as consented to by Acquiror in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company Parties shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change, or amend or otherwise modify any of the Company Organizational Documents;

(b) make, declare, set aside, establish a record date for or pay any dividend, return of capital or other distribution of profits or assets (whether in cash, stock or property or other combination thereof), other than any dividends, return of capital or other distributions from any wholly-owned Subsidiary of the Company either to the Company or any other wholly-owned Subsidiaries of the Company;

(c) enter into a Contract that would be a Specified Contract or Real Property Lease if entered into prior to the date hereof, or modify, amend, terminate or waive any material right under any Specified Contract or any Real Property Lease, in each case other than in the ordinary course of business consistent with past practice;

(d) sell, transfer, convey, lease or license any Owned Real Property;

(e) authorize for issuance, issue, deliver, sell, transfer, pledge or dispose of or otherwise place or suffer to exist any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries;

(f) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to, grant or suffer to exist any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including all Owned Real Property, Leased Real Property, and material Intellectual Property), other than (i) the sale of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of tangible assets (excluding the Owned Real Property and the Leased Real Property) or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of non-exclusive licenses of Intellectual Property to customers in the ordinary course of business, or (iv) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries (provided that, with respect to Intellectual Property, such transactions consist of non-exclusive licenses granted in the ordinary course of business);

(g) settle or compromise any pending or threatened Action, waive any material claims or rights, or enter into any consent decree or settlement agreement with any Governmental Authority against or affecting any of the Company or its Subsidiaries or any assets of the Company or its Subsidiaries, other than settlements where the amount paid in settlement or compromise does not exceed $250,000 individually or $1,000,000 in the aggregate;

(h) except as otherwise required by the terms of any existing Company Benefit Plans as in effect on the date hereof, (i) increase the compensation or benefits of any current or former officer, director, employee or other individual service provider of the Company or its Subsidiaries, other than annual base compensation raises and awards of bonus or other incentive compensation for employees in the ordinary course of business whose annual compensation after such increase does not exceed $250,000, (ii) pay or promise to pay, fund or promise to fund any new, enter into or make any grant of any, severance, change in control, transaction bonus, retention or termination bonus to any current or former employees, officers, directors, consultants or individual service providers of the Company or its Subsidiaries, (iii) establish any trust or take any action to accelerate any compensation or benefits, or accelerate the vesting, the time of payment or the funding, or secure the funding of any payments or benefits, payable or to become payable to any current or former employees, officers, directors, consultants or individual service providers of the Company or its Subsidiaries or (iv) hire, engage, terminate (without cause), furlough, or temporarily lay off any employee, director, independent contractor or other service provider of the Company or its subsidiaries with annual compensation in excess of $250,000, or (v) except as otherwise permitted by this paragraph, adopt, enter into, establish, terminate or amend any Company Benefit Plan or any other plan, program, agreement or arrangement that would constitute a Company Benefit Plan if in effect on the date hereof;

(i) negotiate, modify, extend, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(j) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act;

(k) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(l) make any loans or advance any money or other property to any Person, except (i) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (ii) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business, (iii) advances or other payments among the Company and its Subsidiaries and (iv) advances in the ordinary course of business of the Company or its Subsidiaries and consistent with past practice to employees, officers or directors of the Company or any of its Subsidiaries for out-of-pocket expenses;

(m)  redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company any of its Subsidiaries other than transactions solely between the Company and its wholly-owned Subsidiaries or solely between wholly-owned Subsidiaries of the Company;

(n) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;

(o) make any change in accounting principles or methods of financial accounting affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by GAAP or applicable Law;

(p) (i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of or a controlling equity interest in, any corporation, partnership, association, joint venture or other business organization or division thereof, (ii) make any acquisition of any assets, business, Equity Securities or other properties in excess of $100,000,000 individually or $200,000,000 in the aggregate, other than in the ordinary course of business, or (iii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(q) modify the terms of the Company’s and its Subsidiaries’ credit facilities in any respect that is material and adverse to the Company or Merger Sub (it being understood that expanding or increasing such credit facilities in order to (i) accomplish the future acquisitions set forth on Schedule 6.01(q) or (ii) address operating capital needs consistent in all material respects with the Company’s annual capital expenditures budget for periods following the date hereof set forth in Schedule 6.01(q) (the “Budget”) is not considered adverse to the Company or Merger Sub);

(r) make, change or revoke any material Tax election in a manner inconsistent with past practice, adopt, change or revoke any material accounting method with respect to Taxes, amend any Tax Return, settle or compromise any Tax claim or Tax liability, enter into any closing agreement or other written agreement with any Governmental Authority with respect to any Tax, surrender any right to claim a refund of Taxes, consent to or request any extension or waiver of the limitation period applicable to any Tax or Tax Return;

(s) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger, together with the Stock Split and the Note Conversion, from qualifying for the Intended Income Tax Treatment;

(t) other than draws under the Company’s and its Subsidiaries’ credit facilities, and other than in the ordinary course of business and consistent with past practices, incur, create or assume any material Indebtedness;

(u) other than in the ordinary course of business consistent with past practice, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any existing line of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to enter into a new line of business, or enter into any new line of business;

(v) make any capital expenditures that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Budget;

(w) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(x) accelerate any annual or other bonuses or cash incentive payments ahead of the date on which such bonuses or cash incentive payments would have been paid in the ordinary course of business for fiscal year 2023;

(y) form any non-wholly-owned Subsidiary;

(z) enter into any commodities or currency hedging transaction, other than in the ordinary course of business consistent with past practices;

(aa) waive any amount owed to any of the Company or any of its Subsidiaries by a customer or transfer any material assets to a customer, in each case, other than in the ordinary course of business;

(bb) enter into any Contract between or among a Stockholder Related Party and the Company or its Subsidiaries;

(cc) fail to use reasonable best efforts to maintain the Insurance Policies in accordance with their respective terms (other than to replace existing policies with substantially comparable policies);

(dd) modify, amend or otherwise change the terms of any borrowing between a Stockholder Related Party and the Company or its Subsidiaries;

(ee) fail to maintain any material property or assets of the Company or its Subsidiaries, in substantially the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted; or

(ff) authorize, agree or enter into any Contract to do any action prohibited under Section 6.01(a) through (ee).

Notwithstanding anything to the contrary contained herein (including this Section 6.01), nothing in this Section 6.01 is intended to give Acquiror or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) is prohibited from being disclosed by applicable Law or (y) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company Parties shall, and Company shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere unreasonably with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to the properties, facilities, books, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use their reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries, without the Company’s prior written consent. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 6.03 No Claim Against the Trust Account. The Company acknowledges that it has read Acquiror’s final prospectus, dated January 19, 2021, the other SEC Reports and the Acquiror Organizational Documents and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances of (i) Acquiror Stockholders holding shares of Acquiror Class A Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Organizational Documents in connection with a Special Meeting or Extension Stockholders’ Meeting; (ii) with respect to deferred underwriting commissions or franchise and income taxes; or (iii) if Acquiror fails to complete a business combination within the allotted time period in accordance with the Acquiror Organizational Documents and liquidates the Trust Account, subject to the terms of the Trust Agreement, Acquiror (in limited amounts to permit Acquiror to pay the expenses of the liquidation, dissolution and winding up of Acquiror) and then the Acquiror Stockholders. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by January 20, 2024 or such later date as approved by the Acquiror Stockholders to complete a Business Combination, Acquiror will be obligated to return to the Acquiror Stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates and equityholders) hereby waives any past, present or future claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or any right to access any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom to Acquiror Stockholders as a result of, or arising out of, in connection with or relating in any way to this Agreement or the Transactions with Acquiror; provided that notwithstanding anything herein or otherwise to the contrary (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Stockholder Redemption) to the Company in accordance with the terms of this Agreement and the Trust Agreement), and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than to the Acquiror Stockholders in connection with redemptions effected prior to a Business Combination) and any assets that have been purchased or acquired by Acquiror or any successor thereof or any of their respective Affiliates with any such funds or otherwise following a Business Combination). This Section 6.03 shall survive the termination of this Agreement for any reason. In the event that, following the valid termination of this Agreement, the Company, its Subsidiaries or any of their controlled Affiliates commences any Legal Proceeding against or involving the Trust Account, the Acquiror shall be entitled to recover from such Person its reasonable out of pocket legal fees and costs in connection with any such Legal Proceeding.

Section 6.04 Preparation and Delivery of Additional Company Financial Statements. The Company Parties will use commercially reasonable efforts to provide Acquiror with (i) the Company’s consolidated audited financial statements for the fiscal year ending December 31, 2023 by March 31, 2024 and (ii) the Company’s consolidated interim financial statements for each quarterly period ending on or after September 30, 2023 (other than a quarterly period ending on the last day of an annual period) by the 60th (sixtieth) calendar day following the end of each such quarterly period (other than the quarterly period ending September 30, 2023 which shall be delivered as soon as practicable). All of the financial statements to be delivered pursuant to this Section 6.04 (the “Additional Financial Statements”) will be prepared under GAAP (except as may be indicated in the notes thereto) in accordance with requirements of the PCAOB for public companies. The Additional Financial Statements will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act for financial statements required to be included in the Registration Statement and Proxy Statement. The Additional Financial Statements will fairly present in all material respects the financial position and results of operations of the Company as of the date or for the periods indicated, except as otherwise indicated in such statements and, in the case of interim financial statements, subject to the absence of footnotes and other presentation items and for normal or immaterial year-end adjustments. The Company Parties will use commercially reasonable efforts to promptly provide additional Company financial information (including customary pro forma financial statements) reasonably requested by Acquiror for inclusion in the Proxy Statement and any other filings, including on Form 8-K, to be made by Acquiror with the SEC.

Section 6.05 FIRPTA. At the Closing, the Company Parties shall each deliver to Acquiror a duly executed and valid (a) certificate on behalf of such Company Party, dated as of the Closing Date and prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3) and reasonably satisfactory to Acquiror, certifying that no interest in either Company Party is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a duly executed and valid notice to the Internal Revenue Service prepared in a manner consistent and in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) and reasonably satisfactory to Acquiror. After the Closing Date, Acquiror shall mail the notice referred to above to the Internal Revenue Service within the time frame provided in Treasury Regulations Section 1.897-2(h)(2)(v).

Section 6.06 No Acquiror Stock Transactions. The Company Parties acknowledge and agree that they are aware, and that each Company Party’s Affiliates are aware (and, to the Knowledge of the Company, each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Acquiror, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws and NASDAQ on a Person possessing material nonpublic information about a publicly traded company. The Company Parties hereby agree that, while they are in possession of such material nonpublic information, they shall not purchase or sell any securities of Acquiror (other than to engage in the Transactions), take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.07 Repayment of Employee Loans. The Company Parties shall cause each loan identified on Schedule 6.07 made by the Company to its executive officers and directors in the amounts set forth next to each such borrower’s name on Schedule 6.07, together with all accrued but unpaid interest thereon (collectively, the “Employee Loans”), to be repaid in full and terminated without any further force and effect and without any further liability or other obligation to the Company and its Subsidiaries, no later than one (1) Business Day prior to the Closing Date.

Section 6.08  Notification. During the Interim Period, the Company Parties shall use reasonable best efforts to notify Acquiror, promptly upon gaining Knowledge thereof, in writing if there has occurred any event or occurrence that (i) causes any covenant or agreement of any Company Party contained in this Agreement to be breached, (ii) that renders inaccurate any representation or warranty of any Company Party contained in this Agreement or (iii) that would reasonably be expected to result in a Company Material Adverse Effect, in each case of clauses (i) - (iii), such that it would result in the failure of any of the conditions set forth in Section 9.02 to be satisfied on or before the Termination Date. The delivery of any such notice pursuant to this Section 6.08 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder. Notwithstanding anything to the contrary, the Company Parties shall not be in breach of this Section 6.08 (including for purposes of the conditions set forth in Section 9.02) unless and to the extent that it has committed a Willful Breach of this Section 6.08.

Section 6.09 Company Stockholder Approval. The Company shall, as promptly as practicable after the Registration Statement Effectiveness Date, give notice in accordance with the DGCL and the certificate of incorporation and bylaws of the Company to all the Company Stockholders calling for a special meeting of such stockholders to consider and vote upon the adoption of this Agreement and the approval of the Merger and the other Transactions contemplated hereby (including the adoption and approval of the Incentive Equity Plan), and shall hold such meeting as promptly as practicable after such notice is given (“Company Stockholder Meeting”). The Company and its board of directors shall cause the Company Stockholder Meeting to take place in accordance with the foregoing and in compliance with the Securities Act, the DGCL and the certificate of incorporation and bylaws of the Company and use commercially reasonable best efforts to secure the Company Stockholder Approval at the Company Stockholder Meeting. Notwithstanding the foregoing, at the election and option of the Company, the Company shall be permitted to obtain the Company Stockholder Approval, without a need for calling a Company Stockholder Meeting, by obtaining the written consent of holders of shares of voting capital stock of the Company representing the Company Stockholder Approval that is executed and delivered by such holders after the Registration Statement Effectiveness Date; provided, that, in the event that the Company elects to obtain the Company Stockholder Approval pursuant to such written consent, consents with respect to this Agreement, the Merger and the other Transactions contemplated hereby will be solicited from all holders of shares of capital stock of the Company entitled to vote with respect to such matters. The Company shall use its commercially reasonable best efforts to cause the Company Stockholders to (i) to vote (in person, by proxy or by action by written consent, as applicable) all of their shares of capital stock of the Company entitled to vote with respect to such matters in favor of, and adopt, the Merger and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate the Merger and (ii) to execute and deliver all related documentation and take such other action in support of the Merger as shall reasonably be requested by the Company in connection with the Merger.

Section 6.10 Performance of Material Contracts of PRC Subsidiaries. During the Interim Period, the Company Parties shall, and shall cause the Company’s Subsidiaries to, use reasonable best efforts to perform and cause the other parties to perform, in a timely manner and in all material respects, the Contracts to which the Company or any of its Subsidiaries is a party, including the Contracts as set forth on Schedule 4.13(a) and Schedule 4.18(a), in accordance with the terms and conditions thereof. The Company Parties shall notify Acquiror, promptly upon gaining Knowledge thereof, in writing if there has occurred any event or occurrence that causes or would reasonably be expected to cause any of the Contracts to be breached or otherwise impossible to perform, unless such event or occurrence would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 6.11 Transfer of Intellectual Property to PRC Subsidiaries. The Company shall, and shall cause its Subsidiaries and the Divested PRC Entities (as applicable) to, as promptly as practicable after the execution of the transfer agreements and documentation contemplated under Section 9.02(g), effect and complete the registrations of the assignment and transfer of the Intellectual Property, including the Intellectual Property as set forth on Schedule 4.19(a), to the Company and/or its Subsidiaries with the relevant Governmental Authorities, and shall cooperate in all material respects to effect and complete such registrations.

Section 6.12 Indemnification and Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Company shall and shall cause the Surviving Acquisition Entity to indemnify and hold harmless each present and former director, officer and employee of the Company Parties and Acquiror and each of Company’s respective Subsidiaries (the “D&O Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, claims, damages or losses incurred in connection with any claim, Action or threatened Action, whether civil, criminal, administrative, investigative or otherwise, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, as applicable, whether asserted or claimed prior to, at or after the Effective Time, as applicable, to the fullest extent permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Company shall and shall cause the Surviving Acquisition Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time, as applicable, (x) provisions in the Company Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of D&O Indemnitees that are no less favorable to those Persons than the provisions of the Acquiror Organizational Documents and the Company Organizational Documents as of the date of this Agreement, and (y) all rights to indemnification now existing in favor of the D&O Indemnitees in any indemnification agreements with the Acquiror or the Company, as applicable, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) At or prior to the Effective Time, as applicable, the Company shall obtain and fully pay the premium for a six-year director’s and officers’ liability insurance “tail” policy, covering those Persons who are covered by the Company’s and Acquiror’s current directors’ and officers’ liability insurance policies with respect to claims that are based upon or arising out of any actual or alleged act, error or omission committed, or allegedly committed, prior to the Effective Time, as applicable, with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under Acquiror’s existing policies. Provided, however, that in no event shall the Company be required to pay more than 300% of the amount paid for such insurance in the last 12-month period prior to the date of this Agreement. In the event the aggregate premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) For a period of six years from the Effective Time, as applicable, the Company shall or shall cause the Surviving Acquisition Entity to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s or the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided that if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.12 shall be continued in respect of such claim until the final disposition thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.12 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on the Company, the Surviving Acquisition Entity and all successors and assigns of the Company and the Surviving Acquisition Entity. In the event that the Company or the Surviving Acquisition Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Acquisition Entity, as the case may be, shall succeed to the obligations set forth in this Section 6.12.

(e) The D&O Indemnitees are express third-party beneficiaries of this Section 6.12.

Section 6.13 Section 16 Matters. Prior to the Effective Time, the Company’s board of directors or an appropriate committee thereof shall take all such steps as may be required to adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Company Common Stock pursuant to this Agreement by any officer or director of Acquiror or the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) of the Exchange Act) of Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder will be an exempt transaction under such rules and regulations.

Section 6.14 Incentive Equity Plan. Prior to the Closing Date, the Company shall adopt, subject to approval of the Company Stockholders, an incentive equity plan, in a form to be mutually agreed upon between the Acquiror and the Company, that provides for grants of awards to eligible service providers (the “Incentive Equity Plan”). The Incentive Equity Plan shall have (a) an initial share reserve equal to 10% of the aggregate number of shares of Company Common Stock outstanding immediately following the Closing, on a fully diluted (calculated after giving effect to the Transactions), and (ii) an annual “evergreen” increase feature as mutually agreed upon between the Acquiror and the Company.

Section 6.15 Company Preferred Equity Financing. The Company shall not issue any shares of preferred stock of the Company at any time during the ninety (90) days immediately prior to the Effective Time.

Article VII
Covenants Of Acquiror

Section 7.01 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.01, as required by this Agreement, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed, except in the case of clause (ix) below which consent will be granted or withheld in the Company’s sole discretion), or as required by applicable Law (including Laws that are COVID-19 Measures), Acquiror shall not:

(i) change, amend, restate, supplement or otherwise modify any of the Trust Agreement or the Acquiror Organizational Documents, other than in connection with an Extension Stockholders’ Meeting;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Acquiror; (B) split, combine or reclassify any Equity Securities of Acquiror; or (C)  other than in connection with the Acquiror Stockholder Redemption, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Acquiror;

(iii) make, change or revoke any material Tax election in a manner inconsistent with pact practices, adopt, change or revoke any material accounting method with respect to Taxes, settle or compromise any Tax claim or Tax liability, enter into any closing agreement or other written agreement with any Governmental Authority with respect to any Tax, amend any Tax Return, surrender any right to claim a refund of Taxes, or consent to or request any extension or waiver of the limitation period applicable to any Tax or Tax Return;

(iv) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger, together with the Stock Split and the Note Conversion, from qualifying for the Intended Income Tax Treatment;

(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any liability that would require any payment from the Trust Account or that would impose non-monetary obligations on Acquiror or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing);

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness; provided, that Acquiror shall be permitted to incur such Indebtedness from its Affiliates and the Acquiror Stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Acquiror in due course on a non-interest basis and otherwise on commercially reasonable terms and conditions and repayable in cash at Closing;

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than issuance of Acquiror Common Stock pursuant the Subscription Agreements or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(ix)  enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission that is payable by the Company or any of its Affiliates, or by Acquiror in connection with the Transactions; or (xi) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01(a).

(b) During the Interim Period, Acquiror shall comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement, the Transaction Agreements and all other agreements or Contracts to which Acquiror is a party.

Section 7.02 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, (a) at the Closing, Acquiror (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to (w) pay (or distribute to the Company for payment) as and when due any income and other Tax obligations from any income earned in the Trust Account, (x)  pay as and when due all amounts payable to the Acquiror Stockholders pursuant to the Acquiror Stockholder Redemption, (y) pay the amounts due to the underwriters of Acquiror’s initial public offering for their deferred underwriting commissions as, in the amount, and subject to the terms set forth in Section 7.06 and in the Trust Agreement and (z) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, or as otherwise directed by the Acquiror and agreed to by the Company, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 7.03 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror by third parties that may be in Acquiror’s possession from time to time, and except for any information which (x) is prohibited from being disclosed by applicable Law or (y) on the advice of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall afford to the Company Parties, their Affiliates and respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, so long as reasonably feasible or permissible under applicable Law, to the books, Tax Returns, records and appropriate officers and employees of Acquiror, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror, in each case as the Company Parties and their Representatives may reasonably request for purposes of the Transactions. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company Parties and their Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 7.04 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 7.05 Acquiror Board Recommendation. The board of directors of Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify, the Acquiror Board Recommendation for any reason, other than to the extent that the board of directors of Acquiror determines in good faith, after consultation with, and upon receipt of written advice from, its outside counsel, that maintaining the Acquiror Board Recommendation would result in a breach of fiduciary duty by the board of directors of Acquiror. The board of directors of Acquiror shall publicly reaffirm the Acquiror Board Recommendation within five (5) Business Days of receipt of a written request therefor from the Company; provided that Acquiror shall be obligated to make only two (2) such public reaffirmations. If Acquiror shall determine that a change in the Acquiror Board Recommendation is required to satisfy the board’s fiduciary duties as described in the first sentence of this section, Acquiror shall notify the Company promptly (but in no event later than 24 hours) after it makes such determination. In such notice, Acquiror shall specify the reason for making the change in Acquiror Board Recommendation in material detail and provide a copy of the written advice provided by Acquiror’s outside counsel. Acquiror shall provide the Company with at least 48 hours prior notice of any meeting of the Acquiror board of directors (or such lesser notice as is provided to the members of the board) at which the Acquiror board is reasonably expected to consider the need for a change in the Acquiror Board Recommendation.

Section 7.06 Underwriting Commission Reduction. Acquiror shall use best efforts to obtain the agreement from the underwriters of its initial public offering waiving their rights to all deferred underwriting commissions from the initial public offering in excess of $1,000,000.

Section 7.07 Extension of Time to Consummate a Business Combination.

(a) Acquiror shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on and approve in writing (which approval shall not be unreasonably withheld, conditioned or delayed, provided that the Acquiror shall have considered the comments of the Company in good faith) any amendments or supplements to the proxy statement (such proxy statements, together with any amendments or supplements thereto, the “Extension Proxy Statement”) to amend the Acquiror Organizational Documents, on terms and conditions agreed by the Parties, to extend the period of time Acquiror is afforded under the Acquiror Organizational Documents to consummate a business combination until February 20, 2024 (or up to January 20, 2025 if eleven (11) additional monthly extensions are approved thereafter by the board of directors of Acquiror) (such date the “Extension Date” and such amendment, the “Extension Proposal”). Acquiror will advise the Company promptly after: (A) the filing of any supplement or amendment to the Extension Proxy Statement; (B) any request by the SEC for amendment of the Extension Proxy Statement; (C) any comments from the SEC relating to the Extension Proxy Statement and responses thereto (and shall provide the Company with a copy or, in the case of oral communications, summary of such comments); (D) requests by the SEC for additional information (and shall provide the Company with a copy or, in the case of oral communications, summary of such request); and (E) any other communication, whether written or oral, from the SEC (and shall provide the Company with a copy or, in the case of oral communications, summary of such communication).

(b) Each Party shall promptly correct any information provided by it for use in the Extension Proxy Statement if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws.

(c) Acquiror (x) shall solicit proxies from the Acquiror Stockholders to vote in favor of the Extension Proposal, and shall duly convene and hold the Extension Stockholders’ Meeting, (y) shall use its commercially reasonable efforts to obtain, from the holders of Acquiror Common Stock the approval of the Extension Proposal, and (z) shall provide the Acquiror Stockholders with the opportunity to elect to convert their Acquiror Class A Common Stock into a pro rata portion of the Trust Account in connection with the extension as provided for in the Acquiror Organizational Documents. Acquiror may only adjourn the Extension Stockholders’ Meeting, by not more than ten (10) Business Days for any such adjournment, (i) to solicit additional proxies for the purpose of obtaining approval of the Extension Proposal or to or to allow reasonable time for the board of directors of Acquiror to accept reversals of elections from the holders that elect to convert their Acquiror Class A Common Stock into a pro rata portion of the Trust Account, (ii) if a quorum is not present (either in person or by proxy) at the Extension Stockholders’ Meeting, for the purpose of obtaining such a quorum, (iii) to amend the Extension Proposal, (iv) to allow reasonable time for the board of directors of Acquiror to accept reversals of elections to redeem shares of Acquiror Class A Common Stock or (v) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel and with the Company is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Extension Stockholders’ Meeting; provided that the Extension Stockholders’ Meeting is reconvened as promptly as practical thereafter. Acquiror agrees that if the approval of the Extension Proposal shall not have been obtained at any such Extension Stockholders’ Meeting, then Acquiror shall continue to use commercially reasonable efforts to hold additional Extension Stockholders’ Meetings in order to obtain the approval of the Extension Proposal until the termination of this Agreement in accordance with its terms. Notwithstanding anything to the contrary herein, if the Closing occurs prior to January 20, 2024, Acquiror shall cancel the Extension Stockholders’ Meeting.

(d) Acquiror shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Extension Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Extension Stockholders’ Meeting. Without limiting the foregoing, Acquiror and the Company shall each ensure that the Extension Proxy Statement does not, as of the date on which it is first distributed to the Acquiror Stockholders, and as of the date of the Extension Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no Party shall be responsible for the accuracy or completeness of any information relating to another Party or any other information furnished by another Party for inclusion in the Extension Proxy Statement).

(e) Acquiror, acting through its board of directors, shall otherwise use commercially reasonable efforts to obtain approval of the Extension Proposal. Neither Acquiror’s board of directors nor any committee or agent or Representative thereof shall withdraw (or modify in a manner adverse to the Company) or propose to withdraw (or modify in a manner adverse to the Company) Acquiror’s board of director’s recommendation that the Acquiror Stockholders vote in favor of the adoption of the Extension Proposal.

(f) All filing fees, legal fees and disbursements, accountings fees, and other costs, and expenses for and in relation to any extension of the period of time Acquiror is afforded under the Acquiror Organizational Documents to consummate a business combination, including the Extension Proxy Statement and Extension Stockholders’ Meeting, shall be borne solely by Acquiror. Acquiror shall not issue any of its Equity Securities, or rights to acquire Equity Securities, or enter into any Contracts or commitments to do the foregoing, in connection with the Extension Proposal or the solicitation of stockholder approval of favor of the Extension Proposal without the prior written consent of the Company.

Article VIII
Joint Covenants

Section 8.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) preparation and agreement upon the form of each of (A) the matters to be considered for the Company Stockholder Approval (including the Incentive Equity Plan), (B)  the Lockup Agreement, (C) the Registration Rights Agreement and (D) the Certificate of Merger , (ii) the satisfaction of the closing conditions set forth in Article IX and (iii) consummating the PIPE Investment in accordance with Section 8.07). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to: (A) obtain any Consents from, or file any notices to, any Governmental Authorities or other Persons necessary to change the name of the authorized permittee of any Permits held by the Company to the name of the Surviving Acquisition Entity, as necessary for the continued lawful conduct of the business of the Company after Closing, and (B) obtain, file with or deliver to, as applicable, any Consents of, or notices to, any Governmental Authorities (including any applicable Competition Authorities) or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (I) make any appropriate filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within ten (10) Business Days) following the date of this Agreement, (II) submit notifications (including draft notifications, as applicable), filings, notices and other required submissions pursuant to the Competition Laws or Investment Screening Laws of the other jurisdictions set forth on Schedule 8.01(a) with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement (and any filing fees associated with any such filings shall be paid by Acquiror) and (III) respond as promptly as reasonably practicable to any requests by any Governmental Authority (including any Competition Authorities) for additional information and documentary material that may be requested pursuant to any Competition Laws (including the HSR Act) or Investment Screening Laws. Acquiror shall promptly inform the Company of any communication between Acquiror, on the one hand, and any Governmental Authority (including any Competition Authorities), on the other hand, and the Company shall promptly inform Acquiror of any communication between the Company Parties, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or any other Competition Laws or Investment Screening Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions or by the other Transaction Agreements, except with the prior written consent of Acquiror and the Company.

(b) During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of Acquiror) or Acquiror (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority (including any Competition Authorities) relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the Transactions unless it consults with, in the case of Acquiror, the Company, or, in the case of the Company, Acquiror in advance and, to the extent not prohibited by such Competition Authority, gives, in the case of Acquiror, the Company, or, in the case of the Company, Acquiror, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) other than for de minimis costs and expenses, in no event shall Acquiror, Merger Sub, the Company or the Company’s Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions; provided that any fees relating to any filings under Competition Laws (including HSR) or Investment Screening Laws shall be borne by Acquiror.

(d) During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, Acquiror or any of its respective Representatives (in their capacity as a representative of Acquiror) or, in the case of the Company, any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or its Subsidiaries). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, in no event shall either of the Company or the Acquiror (or any of their respective Representatives) settle or compromise any Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

Section 8.02 Registration Statement; Proxy Statement; Special Meeting.

(a) Registration Statement and Proxy Statement. As promptly as reasonably practicable after the execution of this Agreement, Acquiror and the Company shall jointly prepare and the Company shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) registering the securities to be issued in the Merger and the shares of Company Common Stock to be issued to the Acquiror Stockholders as Closing Share Consideration for offer and sale under the Securities Act. The Registration Statement shall include a proxy statement/prospectus in connection with the Transactions (as amended or supplemented, the “Proxy Statement”) to be filed by the Acquiror on Schedule 14A and used for soliciting proxies from holders of Acquiror Class A Common Stock to vote at a Special Meeting, as adjourned or postponed, in favor of the Acquiror Stockholder Matters. Acquiror will provide the Company, as promptly as reasonably practicable, with such information concerning Acquiror as may be necessary for the information concerning the Company in the Registration Statement, Proxy Statement (including delivering customary Tax representation letters to counsel to enable counsel to deliver any Tax opinions requested or required by the SEC or to be submitted in connection therewith) and Other Filings (as defined below) to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and the DGCL in connection with the preparation, filing and distribution of the Registration Statement and Proxy Statement and the solicitation of proxies thereunder, the calling and holding of each Special Meeting and the preparation and filing of the Other Filings. The information relating to Acquiror furnished by or on behalf of Acquiror in writing expressly for inclusion in such filings will not, (i) in the case of the Registration Statement and the Proxy Statement, as of (A) the Registration Statement Effectiveness Date, (B) the date of mailing of the Proxy Statement to the holders of Acquiror Common Stock, (C) the date and time of each Special Meeting or (D) the Effective Time, or (ii) in the case of any Other Filing, on the date of its filing, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at such time and in light of the circumstances under which they were made, not false or misleading. Without limiting the foregoing, the Company will use its best efforts to ensure that (1) the Registration Statement and Proxy Statement do not, as of (I) the Registration Statement Effectiveness Date, (II) the date of mailing of the Proxy Statement to the holders of Acquiror Common Stock, (III) the date and time of each Special Meeting, or (IV) the Effective Time, and (2) any Other Filing does not, as of the date of its filing, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (provided that Acquiror will not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished in writing by the expressly for inclusion in Registration Statement and Proxy Statement). Whenever any information is discovered or event occurs which would reasonably be expected to result in the Registration Statement or Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Acquiror or the Company, as the case may be, will promptly inform the other Party of such occurrence and cooperate in Acquiror filing with the SEC or its staff or any other Governmental Authority, and/or mailing to stockholders of Acquiror, an amendment or supplement to the Registration Statement or Proxy Statement, as applicable. Each of the Parties shall use its commercially reasonable efforts to (1) cause the Registration Statement and Proxy Statement and Other Filings to, when filed with the SEC, comply in all material respects with all legal requirements applicable thereto, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement and Proxy Statement, (3) cause all comments from the SEC on the Registration Statement and Proxy Statement to be cleared as promptly as practicable and (4) keep the Registration Statement effective as long as is necessary to consummate the Transactions. The Company shall not file the Registration Statement, Proxy Statement, Other Filing or any amendment or supplement thereto or any other document proposed to be filed in connection therewith with the SEC without the prior written consent of Acquiror, such consent not to be unreasonably withheld, conditioned or delayed. Any fees relating to the filing of the Registration Statement or the Proxy Statement shall be borne by Acquiror.

(b) Comment Period. The Company will notify Acquiror promptly upon the receipt of any comments from the SEC or its staff or any request by the SEC, its staff or any other Governmental Authority for amendments or supplements to the Registration Statement, Proxy Statement or any Other Filing (as defined below) or for additional information, and will provide a copy of all written correspondence (or, to the extent such correspondence is oral, a complete summary thereof) from the SEC, its staff or any other Governmental Authority. Acquiror and the Company shall jointly prepare and the Company shall file with the SEC any response letters to any comments from the SEC. The Company shall not file any such response letter without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Prior to the Registration Statement Effectiveness Date (as defined below), Acquiror will take all action necessary under applicable Law to, in consultation with the Company, establish a record date for each Special Meeting (as defined below).

(c) Effectiveness; Mailing; Proxy Solicitation. Acquiror shall cause the Proxy Statement to be mailed to the Acquiror Stockholders as soon as practicable after the date on which all SEC comments to the Registration Statement and Proxy Statement have been cleared and the Registration Statement becomes effective (the “Registration Statement Effectiveness Date”) (but in any event, no later than fifteen (15) calendar days following such date, or such later time as may be agreed by Acquiror and the Company) for the purpose of soliciting the proxies described in Section 8.02(a). Acquiror shall include the Acquiror Board Recommendation in the Proxy Statement, shall not withdraw or modify the Acquiror Board Recommendation (except in accordance with Section 7.05) and shall otherwise take all lawful action to solicit and obtain the Required Acquiror Stockholder Approval. Acquiror will keep the Company reasonably informed regarding all matters relating to the proxy solicitation process, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror and similar updates regarding any requests for redemptions of Acquiror Class A Common Stock. With respect to any such stockholder outreach by, the Company shall use commercially reasonable efforts to provide to Acquiror, and will use its commercially reasonable efforts to cause its Affiliates and Representatives, including legal and accounting representatives, to provide to Acquiror, all cooperation reasonably requested by Acquiror that is customary and reasonable in connection with such outreach including, among other things, (i) furnishing Acquiror reasonably promptly following Acquiror’s request, with information reasonably available to it regarding the Company (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company) customary for such outreach activities, (ii) causing each of its Representatives with appropriate seniority and expertise to participate in a reasonable number of meetings, presentations, due diligence sessions and drafting sessions in connection with such outreach activities, (iii) assisting with the preparation of marketing materials and similar documents required in connection with such outreach activities, (iv) providing reasonable assistance to Acquiror in connection with the preparation of pro forma financial information to be included in any marketing materials to be used in any outreach activities, and (v) cooperating with requests for due diligence to the extent customary and reasonable.

(d) Special Meeting. Acquiror will use its reasonable best efforts to take, in accordance with applicable Law, NASDAQ rules and the Acquiror Organizational Documents, all action necessary to duly call, give notice of, convene and hold a meeting of the Acquiror Stockholders (each such meeting, a “Special Meeting”) as promptly as reasonably practicable after the Registration Statement Effectiveness Date (but in no event later than 30 Business Days after the Registration Statement Effectiveness Date), to (i) consider and vote upon the approval of the Acquiror Stockholder Matters and to cause such vote to be taken and (ii) provide the stockholders of Acquiror with the opportunity to elect to effect a redemption of Acquiror Class A Common Stock in exchange for a pro rata portion of the proceeds of the Trust Account. Acquiror may only elect (in consultation with the Company) to postpone or adjourn such meeting (i) to solicit additional proxies for the purpose of obtaining approval of the Acquiror Stockholder Matters or to allow reasonable time for the board of directors of Acquiror to accept reversals of elections from the holders that elect to convert their Acquiror Class A Common Stock into a pro rata portion of the Trust Account, (ii) if a quorum is not present (either in person or by proxy) at a Special Meeting, for the purpose of obtaining such a quorum, (iii) to amend the Acquiror Stockholder Matters, (iv) to provide reasonable additional time to consummate the Transactions or (v) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel and with the Company is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Acquiror prior to a respective Special Meeting; provided that such meeting (I) may not be adjourned to a date that is more than ten (10) business days after the date for which a Special Meeting was originally scheduled (except to the extent required by applicable Law) and (II) shall not be held later than three (3) Business Days prior to the Termination Date without the prior written consent of the Company. Acquiror shall, following the Registration Statement Effectiveness Date, use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of the Acquiror Stockholder Matters at each Special Meeting, including as such Special Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting from its stockholders proxies in favor of the Acquiror Stockholder Matters and including in the Proxy Statement the Acquiror Board Recommendation. Each party shall keep the other party reasonably informed regarding all matters relating to the Acquiror Stockholder Matters and each Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by such party in respect of such matters and similar updates regarding any Acquiror Stockholder Redemptions.

(e) Other Filings. As promptly as reasonably practicable after the execution of this Agreement (or as promptly as reasonably practical after the occurrence of any event or circumstance requiring the filing, issuance or other submission or public disclosure of any such filing, notice, statement, report or other document), Acquiror and the Company will, in consultation with each other, prepare and file, issue or submit or publicly disclose any other filings, notices, statements, reports or other documents required under, and in accordance with, the Exchange Act, the Securities Act, applicable NASDAQ listing rules, the DGCL, DLLCA or any other Laws relating to the Transactions (collectively, the “Other Filings”). At a reasonable time prior to the filing, issuance or other submission or public disclosure of any Other Filing, the Acquiror and/or Company, as applicable, shall be given an opportunity to review and comment upon drafts of such Other Filings, all reasonable comments to be accepted and incorporated by the Party of whom such Other Filing is required, and give its prior written consent to the form thereof prior to filing, issuance, submission or disclosure thereof, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.03 Exclusivity.

(a) During the Interim Period, neither the Company, nor any of its Representatives acting on its behalf (including the Company Stockholders) will (and the Company will cause its Representatives (including the Company Stockholders) not to), directly or indirectly, initiate, solicit, encourage, provide any information with respect to, or participate in, discussions, negotiations or transactions with any Person (other than Acquiror and its Representatives (including Sponsor)), or enter into or deliver any agreement (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), with respect to any sale or other disposition (however effected) of all or substantially all of the assets of the Company or its Equity Securities other than the Transactions contemplated by this Agreement (a “Company Alternative Transaction”) nor shall it permit any of its Representatives (including any Company Stockholder) to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage or respond to any proposal with respect to a Company Alternative Transaction. The Company shall promptly advise Acquiror of any inquiry or proposal regarding a Company Alternative Transaction it may receive following the date hereof (including the terms related thereto). The Company and its Representatives (including the Company Stockholders) shall immediately discontinue any discussions or negotiations relating to any Company Alternative Transaction.

(b) During the Interim Period, neither Acquiror nor any of its Representatives acting on its behalf (including Sponsor) will (and SPAC will cause its Representatives (including Sponsor) not to), directly or indirectly, initiate, solicit, encourage, provide any information with respect to, or participate in, discussions, negotiations and/or transactions with any person (other than the Company and its Representatives (including the Company Stockholders)), and/or enter into or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), with respect to any business combination transaction involving Acquiror and all or a material portion of the asset(s) and/or business(es) of any other person(s), whether by way of stock purchase, asset purchase, merger, business combination or otherwise, other than the Transactions contemplated by this Agreement (a “SPAC Alternative Transaction”) nor shall it permit any of its Representatives (including the Sponsor) to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage or respond to any proposal with respect to a SPAC Alternative Transaction. Acquiror and its Representatives (including Sponsor) shall immediately discontinue any and all discussions or negotiations relating to any SPAC Alternative Transaction.

(c) Notwithstanding anything to the contrary, no Party shall be in breach of this Section 8.03 (including for the purposes of any of the conditions set forth in Section 9.02 or Section 9.03) unless and to the extent that such Party has committed a Willful Breach of this Section 8.03.

Section 8.04 Tax Matters.

(a) For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of Acquiror, the Merger Sub and the Company intend that the Merger, together with the Stock Split and the Note Conversion, be treated as an exchange described in Section 351(a) of the Code (the “Intended Income Tax Treatment”). In addition, the Parties intend for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment) for the Stock Split to qualify as a reorganization described in Section 368(a)(1)(E) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) with respect to the Stock Split. The Parties will prepare and file all Tax Returns in a manner consistent with the Intended Income Tax Treatment and the intended tax treatment of the Stock Split set forth in this Section 8.04(a) and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of Acquiror, the Merger Sub and the Company agrees to promptly notify all other Parties of any challenge to the Intended Income Tax Treatment or the Merger, by any Governmental Authority. Acquiror, the Merger Sub and the Company shall reasonably cooperate with each other and their respective counsel to document and support the treatment of the Merger in a manner consistent with the Intended Income Tax Treatment, including by providing customary factual support letters, if requested.

(b) None of Acquiror, the Merger Sub or the Company shall take or cause to be taken, or knowingly fail to take or cause to be taken, any action which could reasonably be expected to prevent the Merger from qualifying for the Intended Income Tax Treatment. The Surviving Acquisition Entity shall not be liquidated for a period of twenty-four (24) months following the Closing Date, and the Surviving Acquisition Entity shall retain sufficient assets during such twenty-four (24) months such that the Surviving Acquisition Entity is not considered to be deemed to be liquidated for U.S. federal income tax purposes (which assets shall not be less than twenty-five percent (25%) of the cash in the Trust Account immediately following the deduction of amounts required to satisfy the Acquiror Stockholder Redemptions). For purposes of the immediately preceding sentence, the Surviving Acquisition Entity may make loans to other Persons and the obligations to the Surviving Acquisition Entity as a result of such loans shall be taken into account in determining the assets of the Surviving SPAC. Acquiror, the Merger Sub or the Company shall not take any other action that is inconsistent with the intended tax treatment of the Stock Split and Merger described in Section 8.04(a).

(c) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by Acquiror. Each of Acquiror, the Merger Sub and the Company shall use reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be reasonably necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the transactions contemplated hereby.

(d) If, in connection with the preparation and filing of the Registration Statement and Proxy Statement, the SEC requests or requires that Tax opinions be prepared and submitted in such connection, the Parties, as applicable, shall use commercially reasonable efforts to deliver to Kirkland & Ellis LLP (or such other reputable law or accounting firm with expertise in U.S. federal income Tax matters mutually agreed (an “Alternative Advisor”)) customary Tax representation letters satisfactory to Kirkland & Ellis LLP (or such Alternative Advisor, as the case may be) dated and executed as of the date the Registration Statement and Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement and Proxy Statement, and, if required, Kirkland & Ellis LLP (or such Alternative Advisor, as applicable) shall furnish an opinion to Acquiror, subject to customary assumptions and limitations, to the effect that the intended U.S. federal income tax treatment should apply to the applicable Transactions.

Section 8.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b) None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law, in which case Acquiror or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided, that each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 8.01.

Section 8.06 Post-Closing Directors and Officers. Conditioned upon the occurrence of the Closing, Company shall take all such action within its power as may be necessary or appropriate such that effective as of the Effective Time, the board of directors and officers of Company will be comprised of the persons appointed by the Company.

Section 8.07 PIPE Investment. During the Interim Period, Acquiror shall use reasonable best efforts to identify and obtain commitments from PIPE Investors for an investment in an aggregate amount of $10,000,000 (“PIPE Investment”) in exchange for a certain number of shares of Acquiror Class A Common Stock (“PIPE Securities”) of the Acquiror, to be consummated concurrently with the Closing but immediately before the Effective Time. In connection with the Merger, each PIPE Investor shall receive one share of PIPE Securities of the Company for each share of PIPE Securities of the Acquiror. The terms of the PIPE Investment shall be mutually agreed upon by Acquiror and the Company and set forth in subscription or purchase agreements in form and substance satisfactory to each of them (the “PIPE Agreements”). Acquiror will prepare the PIPE Agreements, or cause the PIPE Agreements to be prepared. The Company shall reasonably cooperate in obtaining the PIPE Investment and preparing the PIPE Agreements by, in a timely manner, (i) providing such information and assistance as the Acquiror may reasonably request, (ii) granting such access to potential PIPE Investors and their Representatives as may reasonably be necessary for their due diligence and (iii) causing its and its Subsidiaries’ respective senior management teams to participate in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to the PIPE Investment, subject, in the case of clauses (i) and (ii), to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties, and except, in the case of clauses (i) and (ii), for any information which (x) is prohibited from being disclosed by applicable Law or (y) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure. Acquiror shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the PIPE Investment to be consummated on the terms set forth in the PIPE Agreements, including using its best efforts to (i) maintain in full force and effect the PIPE Agreements in accordance with the terms thereof, (ii) satisfy on a timely basis all conditions to obtaining the PIPE Investment set forth in the PIPE Agreements that are applicable to Acquiror and within the control of Acquiror, (iii) cause the investors to fund the PIPE Investment concurrently with the Closing, (iv) comply on a timely basis with Acquiror’s obligations under the PIPE Agreements, and (v) enforce Acquiror’s rights under the PIPE Agreements.

Section 8.08 Stock Exchange Listing. From the date hereof through the Closing, Acquiror and the Company shall use their reasonable best efforts to cause the shares constituting the Closing Share Consideration to be approved for listing on a Stock Exchange, subject only to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date and to cause the Company to satisfy any applicable initial listing requirements of the applicable Stock Exchange.

Section 8.09 Sponsor Investment Adjustment. If, after the Registration Statement Effectiveness Date and before the Effective Time, the Company issues any Equity Securities (limited, in the case of Equity Securities that are convertible into or exchangeable for shares of any class or series of stock of the Company, to such Equity Securities that would be converted into or exchanged for such shares in connection with the Transactions, and excluding (i) adjustment issuances as a result of stock splits, dividends and recapitalizations and (ii) equity awards issued to employees (“Excluded Securities”)), the Parties hereby agree as follows:

(a) If the Company issues any such Equity Securities other than Excluded Securities to any Person or Persons at an average cost basis (the “New Purchase Price”) that is less than $10.00 per share of Company Common Stock (or, in the case of any Equity Securities other than Excluded Securities that are convertible into or exchangeable for shares of any class or series of stock of the Company, that are convertible or exchangeable for shares of any class or series of stock of the Company at an effective conversion rate of less than $10.00 per share of Company Common Stock), then (i) the Convertible Notes shall be deemed to be amended to reflect that the number of shares of Company Common Stock issuable upon conversion of the Convertible Notes shall be equal to the Outstanding Amount (used in this Section 8.09 as defined in the Convertible Notes) divided by the New Purchase Price and (ii) the Insider Subscription Agreements shall be deemed to be amended to reflect that the number of shares of Class A Common Stock (used in this Section 8.09 as defined in the Insider Subscription Agreements) to be issued to the Investor (used in this Section 8.09 as defined in the Insider Subscription Agreements) shall be equal to the Subscription Amount (used in this Section 8.09 as defined in the Insider Subscription Agreements) divided by the New Purchase Price (the “New Share Amount”).

(b) If the Company issues any such Equity Securities other than Excluded Securities to any Person or Persons that are not Affiliates of the Sponsor, the Company, or any officer or director of the Company (it being acknowledged and agreed that for this purpose Affiliates shall include any individual related by blood (including through adoption) or marriage or any domestic partnership or similar legal arrangement to any officer or director of the Company) at a New Purchase Price that is greater than $10.00 per share of Company Common Stock (or, in the case of any Equity Securities other than Excluded Securities that are convertible into or exchangeable for shares of any class or series of stock of the Company, that are convertible or exchangeable for shares of any class or series of stock of the Company at an effective conversion rate of more than $10.00 per share of Company Common Stock), then (i) the Convertible Notes shall be deemed to be amended to reflect that the number of shares of Company Common Stock issuable upon conversion of the Convertible Notes shall be equal to the Outstanding Amount divided by the New Purchase Price and (ii) the Insider Subscription Agreements shall be deemed to be amended to reflect that the number of shares of Class A Common Stock to be issued to the Investor shall be equal to the New Share Amount.

Article IX
Conditions to Obligations

Section 9.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a) Competition Approvals. The applicable waiting period under the HSR Act in respect of the Transactions shall have expired or been terminated, or it shall have been determined and agreed by the Parties that no filing or waiting period under the HSR Act is required in respect of the Transactions.

(b) No Prohibition. There shall not be in force and effect any (i) Law or (ii) Governmental Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, or having the effect of making illegal the consummation of the Merger.

(c) Acquiror Stockholder Approval. The Required Acquiror Stockholder Approval shall have been obtained.

(d) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(e) Stock Exchange Approval. The shares constituting the Closing Share Consideration shall have been authorized for listing on a Stock Exchange, subject to official notice of issuance.

Section 9.02 Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived (in whole or in part) in writing by Acquiror in its sole discretion:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company Parties contained in Section 4.01 (Corporate Organization of the Company), Section 4.02 (Subsidiaries) Section 4.03 (Due Authorization), Section 4.16 (Taxes), Section 4.20 (Environmental Matters) and Section 4.21 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 4.06 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(iii) Each of the other representations and warranties of the Company contained in Article IV shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate, dated the Closing Date, to the effect that the conditions specified in Section 9.02(a) and Section 9.02(b) have been satisfied.

(d) Lockup Agreement. The Company Stockholders shall have each duly executed and delivered a copy of the Lockup Agreement to Acquiror and the Sponsor.

(e) Repayment of Employee Loans. Each Employee Loan identified on Schedule 6.07 shall have been repaid in full prior to the Closing Date.

(f) Assignment and Transfer of Material Contracts to PRC Subsidiaries. The Company shall procure that the relevant PRC Subsidiaries shall have completed the assignment and transfer of the material Contracts as set forth in Schedule 9.02(f) to the relevant PRC Subsidiaries.

(g) Transfer of Intellectual Property. The Company and/or its Subsidiaries shall have purchased and acquired all the Intellectual Property as set forth on Schedule 4.19(a), including entering into transfer agreements with affiliates of the Company or the Divested PRC Entities, as applicable, and submitting all necessary filings with the relevant Governmental Authorities for the assignment and transfer of the Intellectual Property to the Company or its Subsidiaries (as applicable).

(h) Consummation of Acquisitions. The Company or any of its Subsidiaries, as applicable, shall have consummated the transactions set forth on Schedule 9.02(h).

(i) Legal Title to Real Property. The Company shall have acquired legal title to the Real Property set forth on Schedule 9.02(i).

(j) Registration Rights Agreement. The Registration Rights Agreement shall have been duly executed by the Company.

Section 9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (in whole or in part) in writing by the Company in its sole discretion:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Acquiror contained in Section 5.01 (Corporate Organization), Section 5.02 (Subsidiaries), Section 5.03 (Due Authorization) and Section 5.11 (Brokers’ Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of Acquiror contained in Section 5.17 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(iii) Each of the other representations and warranties of Acquiror contained in Article V shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of Acquiror in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied.

(d) Lockup Agreement. Acquiror and Sponsor shall have each duly executed and delivered a copy of the Lockup Agreement to the Company Stockholders.

(e) Registration Rights Agreement. The Registration Rights Agreement shall have been duly executed by the Sponsor.

(f)   Trust Account. In accordance with and pursuant to the Trust Agreement, Acquiror shall have made all necessary and appropriate arrangements with the trustee to the Trust Account to have, subject to Section 7.02, all of the funds contained in the Trust Account disbursed to Acquiror, all of the funds contained in the Trust Account shall have been actually disbursed to Acquiror, and all such funds disbursed from the Trust Account to Acquiror shall be available to Acquiror in respect of all of the obligations of Acquiror set forth in this Agreement.

(g) Financing. The Acquiror shall have consummated the Investment in accordance with the terms of the Note Purchase Agreement and the Insider Subscription Agreements.

(h) Sponsor Support Agreement. The Sponsor Support Agreement shall be in full force and effect.

(i) Underwriting Commission Reduction. The amounts due to the underwriters of Acquiror’s initial public offering for their deferred underwriting commissions shall have been waived or otherwise reduced such that the total amount thereof shall be no greater than $1,000,000 plus up to $250,000 for direct out of pocket expenses incurred by the underwriters in connection with the Merger, upon presentation of invoices supporting such expenses.

Article X
Termination/Effectiveness

Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Acquiror and the Company;

(b) by either Acquiror or the Company, if there shall be in effect any (i) Law or (ii) Governmental Order (other than, for the avoidance of doubt, a temporary restraining order), that (x) in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger, and (y) in the case of clause (ii) such Governmental Order shall have become final and non-appealable;

(c) by either Acquiror or the Company, if the Effective Time has not occurred by 11:59 p.m., New York City time, on September 30, 2024 (the “Termination Date”); provided, however, that (i) if the SEC has not declared the Proxy Statement effective on or prior to September 1, 2024, the Termination Date shall be automatically extended to October 31, 2024 and (ii) in the event that any Investment Screening Law is enacted, after the date of this Agreement, by any Governmental Authority in the jurisdiction set forth on Schedule 10.01 with effectiveness prior to the Closing that require the consent of such Governmental Authority for the consummation of the Merger, the Termination Date shall automatically be extended by 90 days from the effective date of such Investment Screening Law; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose material breach of any provision of this Agreement caused or resulted in the failure of the Merger to be consummated by such time;

(d) by either Acquiror or the Company, if Acquiror fails to obtain the Required Acquiror Stockholder Approval upon vote taken thereon at a Special Meeting (or at a meeting of its stockholders following any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 10.01(d) shall not be available to any Party if such Party has materially breached Section 8.02;

(e) by Acquiror, if a Company Party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied at the Closing and (ii) is not capable of being cured by such Company Party by the Termination Date or, if capable of being cured by such Company Party by the Termination Date, is not cured by such Company Party before the earlier of (x) the third (3rd) Business Day immediately prior to the Termination Date and (y) the forty-fifth (45th) day following receipt of written notice from Acquiror of such breach or failure to perform: provided that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(f) by the Company, if Acquiror has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied at the Closing and (ii) is not capable of being cured by the Termination Date or, if capable of being cured by Acquiror by the Termination Date, is not cured by Acquiror before the earlier of (x) the 3rd (third) Business Day immediately prior to the Termination Date and (y) the 45th (forty-fifth) day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(g) by Acquiror, by written notice to the Company, if the Company fails to deliver the Company Stockholder Approval, duly executed by the Company Stockholders, within five (5) days following the Registration Statement Effectiveness Date; provided that Acquiror shall have no right to terminate this Agreement pursuant to this Section 10.01(g) at any time following the delivery of the Company Stockholder Approval, even if the Company Stockholder Approval is delivered following such five (5) day period.

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its Affiliates’ Representatives, other than liability of any Party for any Fraud or any Willful Breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (Miscellaneous) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, shall in each case survive any termination of this Agreement.

Article XI
Miscellaneous

Section 11.01 Waiver. At any time and from time to time prior to the Closing, Acquiror and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that the Company and Merger Sub shall each be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror to:

OCA Acquisition Corp.
1345 Avenue of the Americas, 33rd Floor
New York, New York 10022
Attn: David Shen
Email: [***]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attn: Christian O. Nagler, P.C.; Marshall P. Shaffer, P.C.
E-mail: [***]; [***]

(b) If to the Company or Merger Sub to:

Powermers Smart Industries Inc.
1500 Broadway, Suite 3300A
New York, New York 10036
Attention: Chris Thorne
Email: [***]

with a copy (which shall not constitute notice) to:

Graubard Miller
405 Lexington Avenue, 44th Floor
New York, New York 10174
Attention: David A. Miller; Jeffrey M. Gallant
Email: [***]; [***]

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing (a) in the event the Closing occurs, D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 7.01, (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15 and (c) the Company Stockholders are intended third-party beneficiaries of, and may enforce, Section 11.17.

Section 11.05 Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the other Transaction Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, for the avoidance of doubt, that (a) if this Agreement is terminated in accordance with its terms, the Company Group shall pay, or cause to be paid, all unpaid Company Transaction Expenses and Acquiror shall pay, or cause to be paid, all unpaid Acquiror Transaction Expenses and (b) if the Closing occurs, then Acquiror shall pay, or cause to be paid, all unpaid Acquiror Transaction Expenses and all unpaid Company Transaction Expenses.

Section 11.06 Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and Confidentiality Agreement constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party intentionally breaches the terms of this Agreement (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or the Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”). For the avoidance of doubt, this Section 11.14 shall not apply to any express obligation of any named party to any other Transaction Agreements under the express terms of such Transaction Agreement.

Section 11.15 Non-Survival. Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of Fraud. All such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly require performance after the Closing shall survive the Effective Time but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing, and (b) this Article XI shall survive the Closing. For the avoidance of doubt, the terms of the Lockup Agreement and Registration Rights Agreement shall not be affected by this Section 11.15.

Section 11.16 Non-Reliance.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties in respect of each Company Party and its Subsidiaries (if applicable); (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of Acquiror; (iv) except for the representations and warranties in Article IV by the Company Parties and the representations and warranties in Article V by Acquiror, none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by Acquiror. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof.

(b) The Company acknowledges that any restatement, revision or other modification of the SEC Reports in connection with the review of any agreements, orders, comments or other guidance from the staff of the SEC, whether made prior to or following the date of this Agreement, regarding the accounting policies of the Acquiror included in any SEC Reports shall be deemed not material for purposes of this Agreement so long as such restatement, revision or other modification is applied on a consistent basis to all similarly situated blank check companies like Acquiror.

Section 11.17 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a) Conflicts of Interest.

(i) The Parties, including on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other Equity Interests of Acquiror and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror) (collectively, the “Acquiror Group”), on the one hand, and (y) Acquiror and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Kirkland & Ellis LLP (“K&E”), that represented Acquiror or a member of the Acquiror Group prior to the Closing may represent any member of the Acquiror Group in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or another member of the Acquiror Group. Neither Acquiror nor the Company shall seek to or have K&E disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Acquiror Group by K&E. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. Acquiror and the Company, including on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreement or the Transactions contemplated hereby or thereby) between or among Acquiror, Sponsor and/or any other member of the Acquiror Group, on the one hand, and K&E on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the Acquiror Group after the Closing, and shall not pass to or be claimed or controlled by Acquiror.

(ii) The Parties, including on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other Equity Interests of Company and/or any of its Subsidiaries and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company or its Subsidiaries) (collectively, the “Company Group”), on the one hand, and (y) the Company and/or any member of the Acquiror Group, on the other hand, any legal counsel, including Graubard Miller (“Graubard”) or Paul Hastings LLP (“Paul Hastings”), that represented Company or any of its Subsidiaries or another member of the Company Group prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Company, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Company and/or a member of the Company Group. Neither Acquiror nor the Company shall seek to or have Graubard or Paul Hastings disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Company Group by Graubard and/or Paul Hastings. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. Acquiror and the Company, including on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreement or the Transactions contemplated hereby or thereby) between or among the Company and its Subsidiaries, the Company Stockholders and/or any other member of the Company Group, on the one hand, and Graubard or Paul Hastings on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by Acquiror.

(b) Non-Exclusivity. The covenants, consents and waivers contained in this Section 11.17 shall not be deemed exclusive of any other rights to which K&E, Graubard or Paul Hastings are entitled whether pursuant to law, contract or otherwise.

(c) Attorney-Client Privilege. Each of Acquiror, Merger Sub, and the Company (each on behalf of itself and its Affiliates) waives and shall not assert any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between their respective legal counsel (“Prior Counsel”), on the one hand, and any of the Acquiror’s, Merger Sub’s or the Company’s or Subsidiaries’ respective officers, employees and directors (collectively, the “Pre-Closing Designated Persons”) on the other hand, or any advice given to any Pre-Closing Designated Person by Prior Counsel, relating to this Agreement or any other Transaction Documents or transactions contemplated hereby or thereby (including any matter that may be related to litigation, a claim or dispute arising under or related to this Agreement or such other Transaction Documents or in connection with such transactions) (each, an “Existing Representation”) (collectively, “Pre-Closing Privileges”) in connection with any post-closing representation, including in connection with a dispute between any Designated Person and one or more of Acquiror, Merger Sub, the Company and their respective Affiliates, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by the Company Stockholder, and shall not pass to or be claimed or used by Acquiror or the Company and its Subsidiaries, except as expressly provided in the last sentence of this Section 11.17(c). Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or any of the Company and its Subsidiaries, on the one hand, and a third party other than a Designated Person, on the other hand, the Company shall (and shall cause its Affiliates to) assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials (defined below) to such third party; provided, however, that such privilege may be waived only with the prior written consent, and shall be waived upon the written instruction, of the Company Stockholder.

(d) Enforceability; Irrevocability. This Section 11.17 is intended for the benefit of, and shall be enforceable by, the Acquiror Group and the Company Group. This Section 11.17 shall be irrevocable, and no term of this Section 11.17 may be amended, waived, or modified without the prior written consent of K&E, Graubard or Paul Hastings, as applicable.

(e) Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Company and its Subsidiaries containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be excluded from the Transactions and, notwithstanding anything herein or otherwise to the contrary, be distributed to the Company Stockholders (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records) no copies retained by the Company and its Subsidiaries. Absent the prior written consent of the Company Stockholders, neither Acquiror nor (following the Closing) the Company shall have a right of access to Privileged Materials. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Acquiror under a common interest agreement shall remain the privileged communications or information of the Surviving Acquisition Entity.

Section 11.18 Currency. All references to currency amounts in this Agreement shall mean United States dollars.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

OCA ACQUISITION CORP.
A Delaware corporation

By:	/s/ David Shen
Name:	David Shen
Title:	Chief Executive Officer and President

POWR MERGER SUB, LLC
A Delaware limited liability company

By:	/s/ Christopher Thorne
Name:	Christopher Thorne
Title:	Chief Executive Officer

POWERMERS SMART INDUSTRIES, INC.
A Delaware corporation

By:	/s/ Christopher Thorne
Name:	Christopher Thorne
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

NOTE PURCHASE AGREEMENT

(Attached)

EXHIBIT B

SPONSOR SUPPORT AGREEMENT

(Attached)

EXHIBIT C

COMPANY STOCKHOLDERS SUPPORT AGREEMENT

(Attached)

EXHIBIT D

INSIDER SUBSCRIPTION AGREEMENTS

(Attached)

EXHIBIT E

PRO FORMA CAPITALIZATION

[Intentionally Omitted]